                                                                    EXHIBIT 10.1

================================================================================

                                CREDIT AGREEMENT

                         dated as of December 21, 2000,

                                      among

                            AMI MERGER COMPANY, INC.,

                                AMI SPINCO, INC.,

                               AMI HOLDINGS, INC.,

                            THE LENDERS NAMED HEREIN

                                       and

                           CREDIT SUISSE FIRST BOSTON,

                   as Administrative Agent, Collateral Agent,
                    Sole Book Manager and Sole Lead Arranger

                         -------------------------------

                              CHASE SECURITIES INC.

                              as Syndication Agent

================================================================================
                                                         [CS&M Ref No. 5865-111]

                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   Definitions

SECTION 1.01.  Defined Terms ..............................................    2
SECTION 1.02.  Terms Generally ............................................   24
SECTION 1.03.  Pro Forma Calculations .....................................   24
SECTION 1.04.  Classification of Loans and Borrowings .....................   25

                                        ARTICLE II

                                        The Credits

SECTION 2.01.  Commitments ................................................   25
SECTION 2.02.  Loans ......................................................   25
SECTION 2.03.  Borrowing Procedure ........................................   27
SECTION 2.04.  Evidence of Debt; Repayment of Loans .......................   27
SECTION 2.05.  Fees .......................................................   28
SECTION 2.06.  Interest on Loans ..........................................   29
SECTION 2.07.  Default Interest ...........................................   29
SECTION 2.08.  Alternate Rate of Interest .................................   29
SECTION 2.09.  Termination and Reduction of Commitments ...................   30
SECTION 2.10.  Conversion and Continuation of Borrowings ..................   30
SECTION 2.11.  Repayment of Term Borrowings ...............................   32
SECTION 2.12.  Prepayment .................................................   32
SECTION 2.13.  Mandatory Prepayments ......................................   33
SECTION 2.14.  Reserve Requirements; Change in Circumstances ..............   35
SECTION 2.15.  Change in Legality .........................................   36
SECTION 2.16.  Indemnity ..................................................   37
SECTION 2.17.  Pro Rata Treatment .........................................   37
SECTION 2.18.  Sharing of Setoffs .........................................   38
SECTION 2.19.  Payments ...................................................   38
SECTION 2.20.  Taxes ......................................................   39
SECTION 2.21.  Assignment of Commitments Under Certain Circumstances;
                 Duty to Mitigate .........................................   40
SECTION 2.22.  Swingline Loans ............................................   41
SECTION 2.23.  Letters of Credit ..........................................   43

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01.  Organization; Powers .......................................   47
SECTION 3.02.  Authorization ..............................................   47
SECTION 3.03.  Enforceability .............................................   47

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                                                                              ii

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SECTION 3.04.  Governmental Approvals .....................................   47
SECTION 3.05.  Financial Statements .......................................   48
SECTION 3.06.  No Material Adverse Change .................................   48
SECTION 3.07.  Title to Properties; Possession Under Leases ...............   48
SECTION 3.08.  Subsidiaries ...............................................   49
SECTION 3.09.  Litigation; Compliance with Laws ...........................   49
SECTION 3.10.  Agreements .................................................   49
SECTION 3.11.  Federal Reserve Regulations ................................   49
SECTION 3.12.  Investment Company Act; Public Utility Holding Company Act .   49
SECTION 3.13.  Use of Proceeds ............................................   50
SECTION 3.14.  Tax Returns ................................................   50
SECTION 3.15.  No Material Misstatements ..................................   50
SECTION 3.16.  Employee Benefit Plans .....................................   50
SECTION 3.17.  Environmental Matters ......................................   51
SECTION 3.18.  Insurance ..................................................   51
SECTION 3.19.  Security Documents .........................................   52
SECTION 3.20.  Location of Real Property and Leased Premises ..............   52
SECTION 3.21.  Labor Matters ..............................................   52
SECTION 3.22.  Solvency ...................................................   53
SECTION 3.23.  Representations and Warranties in Documents ................   53

                                   ARTICLE IV

                              Conditions of Lending

SECTION 4.01.  All Credit Events ..........................................   53
SECTION 4.02.  First Credit Event .........................................   54

                                    ARTICLE V

                              Affirmative Covenants

SECTION 5.01.  Existence; Businesses and Properties .......................   57
SECTION 5.02.  Insurance ..................................................   58
SECTION 5.03.  Obligations and Taxes ......................................   59
SECTION 5.04.  Financial Statements, Reports, etc. ........................   59
SECTION 5.05.  Litigation and Other Notices ...............................   60
SECTION 5.06.  Employee Benefits ..........................................   61
SECTION 5.07.  Maintaining Records; Access to Properties and Inspections ..   61
SECTION 5.08.  Use of Proceeds ............................................   61
SECTION 5.09.  Compliance with Environmental Laws .........................   61
SECTION 5.10.  Preparation of Environmental Reports .......................   61
SECTION 5.11.  Further Assurances .........................................   62
SECTION 5.12.  Interest Rate Protection ...................................   62

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                                                                             iii

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                                   ARTICLE VI

                               Negative Covenants

SECTION 6.01.  Indebtedness ...............................................   63
SECTION 6.02.  Liens ......................................................   64
SECTION 6.03.  Sale and Lease-Back Transactions ...........................   66
SECTION 6.04.  Investments, Loans and Advances ............................   67
SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions ..   68
SECTION 6.06.  Dividends ..................................................   69
SECTION 6.07.  Transactions with Affiliates ...............................   71
SECTION 6.08.  Consolidated Interest Coverage Ratio .......................   72
SECTION 6.09.  Maximum Leverage Ratio .....................................   72
SECTION 6.10.  Limitation on Modifications of Indebtedness; Modifications
                 of Certificate of Incorporation, By-laws and Certain Other
                 Agreements, etc. .........................................   73
SECTION 6.11.  Limitation on Certain Restrictions on Subsidiaries .........   73
SECTION 6.12.  Limitation on Issuance of Capital Stock ....................   74
SECTION 6.13.  Limitation on Creation of Subsidiaries .....................   74
SECTION 6.14.  Business ...................................................   75
SECTION 6.15.  Fiscal Year ................................................   75

                                   ARTICLE VII

                                Events of Default .........................   75

                                  ARTICLE VIII

                   The Administrative Agent and the Collateral Agent ......   78

                                   ARTICLE IX

                                  Miscellaneous

SECTION 9.01.  Notices ....................................................   80
SECTION 9.02.  Survival of Agreement ......................................   80
SECTION 9.03.  Binding Effect .............................................   80
SECTION 9.04.  Successors and Assigns .....................................   81
SECTION 9.05.  Expenses; Indemnity ........................................   84
SECTION 9.06.  Right of Setoff ............................................   85
SECTION 9.07.  Applicable Law .............................................   85
SECTION 9.08.  Waivers; Amendment .........................................   86
SECTION 9.09.  Interest Rate Limitation ...................................   87
SECTION 9.10.  Entire Agreement ...........................................   87
SECTION 9.11.  WAIVER OF JURY TRIAL .......................................   87
SECTION 9.12.  Severability ...............................................   87
SECTION 9.13.  Counterparts ...............................................   88

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                                                                              iv

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SECTION 9.14. Headings ....................................................   88
SECTION 9.15. Jurisdiction; Consent to Service of Process .................   88
SECTION 9.16. Confidentiality .............................................   88

Schedule 1.01(a)   Mortgaged Properties
Schedule 1.01(b)   Subsidiary Guarantors
Schedule 1.01(c)   Existing Debt
Schedule 2.01      Lenders and Commitments
Schedule 3.07(a)   Certain Title Matters
Schedule 3.07(c)   Condemnation Proceedings
Schedule 3.08      Subsidiaries
Schedule 3.09      Litigation
Schedule 3.17      Environmental Matters
Schedule 3.18      Insurance
Schedule 3.19(d)   Mortgage Filing Offices
Schedule 3.20(a)   Real Property Owned In Fee
Schedule 3.20(b)   Leased Real Property
Schedule 4.02(a)   Other Local Counsel
Schedule 4.02(p)   Consents and Approvals
Schedule 6.01      Outstanding Indebtedness on Closing Date
Schedule 6.02      Liens Existing on Closing Date

Exhibit A     Form of Administrative Questionnaire
Exhibit B     Form of Assignment and Acceptance
Exhibit C     Form of Borrowing Request
Exhibit D     Form of Deed of Trust
Exhibit E     Form of Parent Guarantee Agreement
Exhibit F     Form of Pledge Agreement
Exhibit G     Form of Security Agreement
Exhibit H     Form of Subsidiary Guarantee Agreement
Exhibit I-1   Form of Opinion of Davis, Polk & Wardwell
Exhibit I-2   Form of Opinion of Local Counsel
Exhibit J     Form of Subordination Provisions

                                    CREDIT AGREEMENT dated as of December 21,
                           2000, among AMI MERGER COMPANY, INC., a Delaware corporation, AMI SPINCO, INC., a Delaware corporation, AMI HOLDINGS, INC., a Delaware corporation, the Lenders (as defined in Article I) and CREDIT SUISSE FIRST BOSTON, a bank organized under the laws of Switzerland, acting through its New York branch, as administrative agent and collateral agent for the Lenders.

         Pursuant to the Recapitalization Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), Holdings will be recapitalized (the "Recapitalization") in a series of transactions in which (a) the Permitted Holders will purchase from the Existing Stockholder for cash in an amount not less than $280,000,000 (i) $28,000,000 of common stock of Holdings, (ii) $140,000,000 of Series A senior preferred stock (the "New Redeemable Preferred Stock") of Holdings and (iii) $112,000,000 of Series B junior preferred stock (the "New Convertible Preferred Stock") of Holdings (the transactions described in this clause (a) are referred to herein as the "Equity Contribution"), (b) the Existing Stockholder will receive aggregate consideration consisting of (i) cash consideration (the "Cash Consideration") of approximately $29,200,000, (ii) rollover common stock of Holdings with a value of approximately $7,000,000 (the "Rollover Common Equity"), (iii) rollover Series A senior preferred stock of Holdings with a value of approximately $35,000,000 (the "Rollover Redeemable Preferred Stock" and, together with the New Redeemable Preferred Stock, the "Redeemable Preferred Stock"), (iv) rollover Series B junior convertible preferred stock of Holdings with a value of approximately $28,000,000 (the "Rollover Convertible Preferred Stock" and, together with the New Convertible Preferred Stock, the "Convertible Preferred Stock"; the Redeemable Preferred Stock and the Convertible Preferred Stock are referred to collectively as the "Preferred Stock") and (v) warrants to acquire an additional 10-11% of the equity of Holdings, (c) certain other existing equity holders of the Borrower will have their equity redeemed for aggregate cash consideration (the "Other Cash Consideration") of approximately $6,500,000 (the "Permitted Redemption"),
(d) the Borrower will pay $40,500,000 in cash consideration (the "Non-Compete Consideration") to the Existing Stockholder in exchange for a covenant not to compete, (e) Merger Sub will be merged with and into Spinco with Spinco as the surviving corporation (the "Merger"), (f) the Borrower will repay and terminate the Existing Debt and (g) the Borrower will pay fees and expenses incurred in connection with the foregoing (the "Transaction Costs").

         The Borrower has requested the Lenders to extend credit in the form of
(a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $175,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $75,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans. The Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $20,000,000 to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries. The proceeds of the Term Loans are to be used solely to pay the Cash Consideration, the Other Cash Consideration, the Non-Compete Consideration and to repay the Existing Debt and to pay Transaction Costs. The proceeds of the Revolving Loans and the Swingline Loans are to be used solely for general corporate purposes.

         The Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

         SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

         "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

         "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

         "Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.05(b).

         "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

         "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that for purposes of Section 6.07, the term "Affiliate" shall also include any person that directly or indirectly owns more than 5% of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

         "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

         "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of
(a) the Prime Rate in effect on such day and (b) the rate that is 1/2 of 1% in excess of the Federal Funds Effective Rate in effect on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term

"Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Applicable Percentage" shall mean, for any day, with respect to any Eurodollar Term Loan, 3.50%, with respect to any ABR Term Loan, 2.50%, and with respect to any Eurodollar Revolving Loan or ABR Revolving Loan, as the case may be, the applicable percentage set forth below under the caption "Eurodollar Spread--Revolving Loans" or "ABR Spread--Revolving Loans", as the case may be, based upon the Leverage Ratio as of the relevant date of determination:

                                       Eurodollar Spread-      ABR Spread-
           Leverage Ratio               Revolving Loans      Revolving Loans
----------------------------------------------------------------------------
Category 1                                   3.25%                2.25%
--------------------------------------------------------------------------
Equal to or greater than 2.0 to 1.0
--------------------------------------------------------------------------
Category 2                                   3.00%                2.00%
--------------------------------------------------------------------------
Equal to or greater than 1.5 to 1.0,
but less than 2.0 to 1.0
--------------------------------------------------------------------------
Category 3                                   2.75%                1.75%
--------------------------------------------------------------------------
Equal to or greater than 1.0 to 1.0,
but less than 1.5 to 1.0
--------------------------------------------------------------------------
Category 4                                   2.50%                1.50%
--------------------------------------------------------------------------
Less than 1.0 to 1.0

         Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, (a) until the Administrative Agent receives the financial statements and certificate required by Section 5.04 (b) and (c), respectively, with respect to the fiscal quarter ending June 30, 2001, the Leverage Ratio shall be deemed to be in Category 2 for purposes of determining the Applicable Percentage, (b) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, the Leverage Ratio shall be deemed to be in Category 2 for purposes of determining the Applicable Percentage and (c) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

         "Asset Sale" shall mean the sale, transfer or other disposition (by way of merger or otherwise and including by way of casualty, condemnation or sale and leaseback) by Holdings, the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors' qualifying shares) or (b) any other assets of Holdings, the Borrower or any of the Subsidiaries (other than (i) inventory, excess, uneconomical, damaged, obsolete or worn out assets, scrap and Cash Equivalents, in each case disposed of in the ordinary course of business, (ii) dispositions consisting of Dividends with respect to Equity Interests permitted by Section 6.06, (iii) equipment traded in for equipment with a substantially equal or greater value or (iv) dispositions between or among Foreign Subsidiaries), provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $250,000, shall be deemed not to constitute an "Asset Sale" for purposes of this Agreement.

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

         "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

         "Borrower" shall mean, as the context may require, Merger Sub and, upon consummation of the Merger on the Closing Date, Spinco; provided that the "Borrower" shall mean (i) with respect to any period prior to July 30, 2000, the division of the Existing Stockholder substantially all the assets of which were transferred to Spinco on July 30, 2000, and (ii) with respect to any period on or after July 30, 2000 but prior to the closing Date, Spinco.

         "Borrower's Portion of Excess Cash Flow" shall mean, at any date of determination, the cumulative amount of Excess Cash Flow for each fiscal year commencing on or after January 1, 2001, and ending prior to the date of determination that (a) was not or is not required to be applied to the prepayment of Term Loans as described in Section 2.13(d), and (b) has not been utilized on or prior to the date of determination (i) to make Permitted Acquisitions pursuant to Section 6.04(m) and clause (iii)(y) of the definition of "Permitted Acquisition", (ii) to make investments pursuant to clause (ii) of
Section 6.04(o) or (iii) to prepay Indebtedness pursuant to Section 2.12(a).

         "Borrowing" shall mean a group of Loans of a single Type made, converted or continued by the Lenders on a single date and, in the case of a Eurodollar Borrowing, as to which a single Interest Period is in effect.

         "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

         "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         "Capital Expenditures" shall mean, with respect to any person, all expenditures by such person that should be capitalized in accordance with GAAP, including all such expenditures with respect to fixed or capital assets (including expenditures for maintenance and repairs that should be capitalized in accordance with GAAP) and the amount of Capital Lease Obligations incurred by such person; provided, however, that the following shall in any event be excluded from the definition of Capital Expenditures: (a) any expenditures constituting the reinvestment of proceeds from Asset Sales and other asset sales in equipment or other productive assets of the Borrower and its Subsidiaries, so long as such expenditures are made within 330 days of the receipt of such proceeds and (b) any expenditures made by the Borrower or any of its Subsidiaries to acquire in a Permitted Acquisition the business, property or assets of any person, or the Equity Interests of any person that, as a result of such acquisition, becomes a Subsidiary of the Borrower. For purposes of determining compliance with the covenant contained in Section 6.08, as of and for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, Capital Expenditures shall be deemed to be equal to (i) for the fiscal quarter ended June 30, 2000, $12,721,000, (ii) for the fiscal quarter ended September 30, 2000, $12,027,000 and (iii) for the fiscal quarter ended December 31, 2000, $29,711,000.

         "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "Cash Consideration" shall have the meaning assigned to it in the preamble to this Agreement.

         "Cash Equivalents" shall mean, as to any person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or the District of Columbia, having capital, surplus and undivided profits aggregating in excess of $500,000,000 (each Lender and each such commercial bank being herein referred to as a "Cash Equivalent Bank"), with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any Cash Equivalent Bank, (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Rating Service or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above,
(f) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (provided such deposit is with such Cash Equivalent Bank or any other Cash Equivalent Bank), (g) demand deposit accounts maintained in the ordinary course of business and (h) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type and with financial institutions analogous to the foregoing.

         A "Change in Control" shall be deemed to have occurred if (a) Holdings shall at any time cease to own 100% of the capital stock of the Borrower, (b) at any time, a "Change of Control" shall have occurred under and as defined in any indenture or other agreement pursuant to which Material Indebtedness of Holdings or the Borrower is outstanding, (c) at any time prior to the consummation of a Qualified Public Offering, and for any reason whatsoever, (i) either Permitted CSC Holders or Permitted FP Holders shall beneficially own, directly or indirectly, less than 50% of the percentage of the outstanding Voting Stock that they own on the Closing Date or (ii) the Permitted Holders shall beneficially own, directly or indirectly, less than (x) 51% of the then outstanding Voting Stock at such time and (y) 50% of the economic interests represented by the then outstanding Equity Interests of Holdings at such time, (d) at any time after the consummation of a Qualified Public Offering any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is or shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding Voting Stock, or (e) at any time the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors. Notwithstanding the foregoing, a transaction in which any Equity Interest or Voting Stock is ultimately transferred to a person otherwise permitted to hold such Equity Interest or Voting Stock pursuant to this definition shall not constitute a "Change in Control" solely as a result of such Equity Interest or Voting Stock being held momentarily by a person not permitted to hold such Equity Interest or Voting Stock pursuant to this definition in the course of a multiple-step transaction in which all the steps occur substantially simultaneously (or which occur over such longer period as may be consented to by the Administrative Agent).

         "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.

         "Closing Date" shall mean December 21, 2000.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" shall mean all the "Collateral" as defined in any Security Document and shall also include the Mortgaged Properties.

         "Commitment" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment, Term Loan Commitment and Swingline Commitment.

         "Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(a).

         "Consolidated Current Assets" shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents) of Holdings and its consolidated Subsidiaries determined in accordance with GAAP.

         "Consolidated Current Liabilities" shall mean, at any time, the consolidated current liabilities of Holdings and its consolidated Subsidiaries at such time (other than, without duplication, (a) the current portion of any Indebtedness under this Agreement and any other long-term Indebtedness which would otherwise be included therein,
(b) accrued but unpaid interest with respect to the Indebtedness described in clause (a), and (c) the current portion of Indebtedness constituting Capital Lease Obligations) determined in accordance with GAAP.

         "Consolidated EBITDA" shall mean, for any period, Consolidated Operating Income, adjusted by adding thereto the amount of all amortization of intangibles and depreciation, in each case that were deducted in arriving at Consolidated Operating Income for such period. For purposes of determining compliance with the covenants contained in Sections 6.08 and 6.09, as of or during the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, Consolidated EBITDA shall be deemed to be equal to (i) for the fiscal quarter ended June 30, 2000, $28,700,000, (ii) for the fiscal quarter ended September 30, 2000, $32,400,000 and (iii) for the fiscal quarter ended December 31, 2000, $34,800,000.

         "Consolidated Indebtedness" shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans and all Capital Lease Obligations and all L/C Exposure) of Holdings and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

         "Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of (i) Consolidated EBITDA for such period less the consolidated Capital Expenditures of Holdings and the Subsidiaries made during such period to (ii) Consolidated Interest Expense for such period.

         "Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of Holdings and its consolidated Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) determined in accordance with GAAP plus, without duplication, the portion of Capital Lease Obligations of Holdings and its consolidated Subsidiaries representing the interest factor for such period, but excluding the amortization of any deferred financing costs incurred in connection with this Agreement or the entering into of any Interest Rate Protection Agreements in accordance with Section 5.12. For purposes of determining compliance with the covenant contained in Section 6.08, the Consolidated Interest Coverage Ratio for the periods of four consecutive fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, respectively, Consolidated Interest Expense shall be deemed to be equal to Consolidated Interest Expense for (i) the fiscal quarter ended March 31, 2001 multiplied by 4, (ii) the two consecutive fiscal quarters ending on June 30, 2001 multiplied by 2 and (iii) the three consecutive fiscal quarters ending on September 30, 2001 multiplied by 4/3, respectively.

         "Consolidated Net Income" shall mean, for any period, the consolidated net after tax income of Holdings and its consolidated Subsidiaries determined in accordance with GAAP.

         "Consolidated Operating Income" shall mean, for any period, the Consolidated Net Income for such period, before interest expense and provision for taxes based on income and without giving effect to (a) any extraordinary gains or losses, (b) gains or losses from sales of assets other than inventory sold in the ordinary course of business, (c) noncash restructuring charges, (d) other restructuring charges not to exceed $5,000,000 in any fiscal year, (e) Transaction Costs, (f) severance and retention payments in connection with the Recapitalization in an aggregate amount not to exceed $5,500,000 and (g) other nonrecurring noncash charges.

         "Contingent Obligation" shall mean, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness ("primary obligations") of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

         "Continuing Directors" shall mean (a) the directors of Holdings on the Closing Date and (b) each other director, if (i) such director's nomination for election to the Board of Directors of Holdings is recommended by a majority of then Continuing Directors or (ii) such director became a director of the Board of Directors pursuant to, and in accordance with Section 2.01 or 2.03 of the Shareholder's Agreement.

         "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

         "Convertible Preferred Stock" shall have the meaning assigned to it in the preamble to this Agreement.

         "Credit Event" shall have the meaning assigned to such term in Section 4.01.

         "CSC" shall mean Court Square Capital, Ltd. and its successors.

         "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

         "Disqualified Stock" shall mean any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any capital stock referred to in (a) above, in each case at any time prior to the first anniversary of the Term

Loan Maturity Date, or (c) otherwise contains terms which are materially more restrictive (or provide the holders thereof materially greater rights) than the Preferred Stock with the most favorable terms for the holders thereof.

         "Dividend" with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to its equity holders or authorized or made any other distribution, payment or delivery of property (other than Equity Interests of such person) or cash to its equity holders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any of its capital Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any of the Equity Interests of such person outstanding on or after the Closing Date (or any options or warrants issued by such person with respect to its capital stock). Without limiting the foregoing, "Dividends" with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

         "Documents" shall mean the Loan Documents and the Transaction
Documents.

         "dollars" or "$" shall mean lawful money of the United States of America.

         "Domestic Subsidiaries" shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

         "Domestic Wholly Owned Subsidiary" shall mean any Domestic Subsidiary that is a Wholly Owned Subsidiary.

         "environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

         "Environmental Claim" shall mean any accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material,
(c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

         "Environmental Law" shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., the Clean Air Act of 1970, as amended 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq., and any similar or implementing state, local or foreign law, and all amendments or regulations promulgated under any of the foregoing.

         "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

         "Equity Contribution" shall have the meaning assigned to it in the preamble to this Agreement.

         "Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

         "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (h) any Foreign Benefit Event.

         "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         "Event of Default" shall have the meaning assigned to such term in
Article VII.

         "Excess Cash Flow" shall mean, for any fiscal year of Holdings, the amount by which (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year, (ii) extraordinary cash receipts of Holdings and its consolidated Subsidiaries, if any, during such fiscal year and not included in Consolidated EBITDA and (iii) reductions to noncash working capital of Holdings and its consolidated Subsidiaries for such fiscal year (i.e., the decrease, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year) exceeds (b) the sum, without duplication, of (i) the amount of any cash income taxes payable by Holdings and its consolidated Subsidiaries with respect to such fiscal year, (ii) cash interest paid (net of cash interest received) by Holdings and its consolidated Subsidiaries during such fiscal year, (iii) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness or Equity Interests, (iv) permanent repayments of Indebtedness made by Holdings and its consolidated Subsidiaries during such fiscal year, (v) optional and mandatory prepayments of the principal of Loans during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of the Loans, (vi) extraordinary cash expenses and cash restructuring charges paid by Holdings and its consolidated Subsidiaries, if any, during such fiscal year and not included in Consolidated EBITDA, (vii) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year) and (viii) cash severance and similar payments made during such fiscal year, to the extent not deducted in determining Consolidated EBITDA for such fiscal year.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Excluded Taxes" shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

         "Existing Debt" shall mean the indebtedness described on Schedule 1.01(c).

         "Existing Stockholder" means GA-TEK, Incorporated, an Ohio corporation.

         "Fee Letter" shall mean the AMI Spinco, Inc. $250,000,000 Senior Secured Credit Facilities Fee Letter dated December 4, 2000, among FP, CSC, Credit Suisse First Boston and The Chase Manhattan Bank.

         "Fees" shall mean the Commitment Fee, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

         "Financial Covenants" shall mean the financial covenants contained in Sections 6.08 and 6.09.

         "Financial Officer" of any person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

         "Foreign Benefit Event" shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date (including any remedial period thereafter) for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan and (d) the incurrence of any liability in excess of $2,500,000 (or the equivalent thereof in another currency) by Holdings or any of its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by Holdings or any of its Subsidiaries, or the imposition on Holdings or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $2,500,000 (or the equivalent thereof in another currency).

         "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

         "Foreign Pension Plan" shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

         "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

         "FP" shall mean Francisco Partners, L.P. and its successors.

         "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

         "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Granting Lender" has the meaning specified in Section 9.04(i).

         "Guarantee Agreements" shall mean the Parent Guarantee Agreement and the Subsidiary Guarantee Agreement.

         "Guarantors" shall mean Holdings and the Subsidiary Guarantors.

         "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Holdings" shall mean AMI Holdings, Inc. (formerly known as Gould Technology, Inc.), a Delaware corporation.

         "Immaterial Subsidiary" means, at any time, any Subsidiary that (a) has assets with an aggregate fair market value less than $1,000,000, (b) has conducted no business activity within the previous twelve months and (c) has no outstanding Indebtedness.

         "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances constituting a portion of the purchase price for goods to be delivered), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such person, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

         "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

         "Indemnitee" shall have the meaning assigned to it in Section 9.05(b).

         "Interest Payment Date" shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing.

         "Interest Period" shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

         "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Holdings or any of its Subsidiaries against fluctuations in interest rates, and not entered into for speculation.

         "Issuing Bank" shall mean, as the context may require, (a) Credit Suisse First Boston, with respect to Letters of Credit issued by it, (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or (k), with respect to Letters of Credit issued by such Lender, or (c) collectively, all the foregoing.

         "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.05(c).

         "Joint Venture" shall mean any person in which Holdings, the Borrower and its Subsidiaries own, directly or indirectly, at least 20% but 50% or less of the equity interests.

         "L/C Commitment" shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

         "L/C Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

         "L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall mean its Pro Rata Percentage of the aggregate L/C Exposure at such time.

         "L/C Participation Fee" shall have the meaning assigned to such term in
Section 2.05(c).

         "Lenders" shall mean (a) the financial institutions listed on Schedule
2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender.

         "Letter of Credit" shall mean any letter of credit issued pursuant to
Section 2.23.

         "Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date.

         "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

         "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "Loan Documents" shall mean this Agreement, the Letters of Credit, the Guarantee Agreements and the Security Documents.

         "Loan Parties" shall mean the Borrower and the Guarantors.

         "Loans" shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

         "Margin Stock" shall have the meaning assigned to such term in Regulation U.

         "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, results of operations, prospects or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Loan Parties to perform any of their obligations under the Loan Documents or (c) material impairment of the rights of or benefits available to the Lenders or the Collateral Agent under any Loan Document.

         "Material Indebtedness" shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Interest Rate Protection or Other Hedging Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $3,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Interest Rate Protection Agreement or Other Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such hedging agreement were terminated at such time.

         "Merger" shall have the meaning given to it in the preamble.

         "Merger Sub" shall mean AMI Merger Company, Inc., a Delaware corporation.

         "Mortgaged Properties" shall mean the owned real properties of the Loan Parties specified on Schedule 1.01(a).

         "Mortgages" shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(j) or pursuant to Section 5.11, each substantially in the form of Exhibit D.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

         "Net Cash Proceeds" shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (but only as and when received) in respect of noncash consideration initially received), net of
(i) selling expenses (including reasonable broker's fees or commissions, legal fees, transfer and similar taxes and Holdings' good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) Holdings' good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds) and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (b) with respect to any issuance or disposition of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith and (c) with respect to any Public Equity Offering, the cash proceeds thereof, net of all customary fees, commissions, costs and other expenses incurred in connection therewith.

         "Non-Compete Consideration" shall have the meaning assigned to it in the preamble to this Agreement.

         "New Redeemable Preferred Stock" shall have the meaning assigned to it in the preamble to this Agreement.

         "New Convertible Preferred Stock" shall have the meaning assigned to it in the preamble to this Agreement.

         "Obligations" shall mean all obligations defined as "Obligations" in the Guarantee Agreements and the Security Documents.

         "Other Cash Consideration" shall have the meaning assigned to it in the preamble to this Agreement.

         "Other Hedging Agreement" shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

         "Other Subordinated Debt" shall mean unsecured subordinated Indebtedness of Holdings or the Borrower meeting all the requirements of the definition of Permitted

Subordinated Debt except the requirement that it be incurred prior to the first anniversary of the Closing Date.

         "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

         "Parent Guarantee Agreement" shall mean the Parent Guarantee Agreement, substantially in the form of Exhibit E, made by Holdings in favor of the Collateral Agent for the benefit of the Secured Parties.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

         "Perfection Certificate" shall mean the Perfection Certificate substantially in the form of Annex 1 to the Security Agreement.

         "Permitted Acquisition" shall mean the acquisition by the Borrower or a Wholly Owned Subsidiary of 100% of the Equity Interests of, or all or substantially all the assets of, a person or line of business of such person (referred to herein as the "Acquired Entity"); provided that (a) the Acquired Entity shall be a going concern and shall be in a similar line of business as that of the Borrower and its Subsidiaries as conducted during the current and most recent calendar year and (b) at the time of such transaction and after giving effect thereto, (i) no Event of Default or Default shall have occurred and be continuing or shall exist, (ii) Holdings and the Borrower are in Pro Forma Compliance and (iii) the aggregate consideration for all such acquisitions shall not exceed the sum of (x) (A) $50,000,000 for acquisitions financed with the proceeds of Sponsor Contributed Equity and (B) $15,000,000 for other acquisitions plus (y) the Borrower's Portion of Excess Cash Flow.

         "Permitted CSC Holders" shall mean (a) CSC, (b) any officer, employee or director of CSC or any trust, partnership or other entity established solely for the benefit of such officers, employees or directors, (c) in the case of any individual, any Permitted CSC Transferee of such individual, (d) any investment vehicle under common management control with CSC or a majority of whose management at the date of the commencement of business of such investment vehicle were employees of CSC immediately prior to their engagement to manage such investment vehicle (the persons referred to in clauses (a) through (e) being referred to collectively as the "Permitted CSC Sponsor Holders"), and (f) any person so long as all the Equity Interests of any such person are owned, directly or indirectly, beneficially and of record by one or more Permitted CSC Sponsor Holders.

         "Permitted CSC Sponsor Holders" shall have the meaning assigned to it in the definition of the term "Permitted CSC Holders".

         "Permitted CSC Transferee" shall mean, in the case of any Permitted CSC Holder who is a natural person, such person's spouse or children or grandchildren (in each case, natural or adopted), any trust for the sole benefit of such person, such person's spouse or children or grandchildren (in each case, natural or adopted), any charitable trust the grantor of which is a Permitted CSC Holder, or any corporation or partnership in which the direct and beneficial owner of all of the Equity Interests is such individual person or such person's spouse or children or grandchildren (in each case, natural or adopted) (or any trust solely for the benefit of such persons).

         "Permitted FP Holders" shall mean (a) FP, (b) any officer, employee or director of FP or any trust, partnership or other entity established solely for the benefit of such officers, employees or directors, (c) in the case of any individual, any Permitted FP Transferee of such individual, (d) any investment vehicle under common management control with FP or a majority of whose management at the date of the commencement of business of such investment vehicle were employees of FP immediately prior to their engagement to manage such investment vehicle (the persons referred to in clauses (a) through (e) being referred to collectively as the "Permitted FP Sponsor Holders"), and (f) any person so long as all the Equity Interests of any such person are owned, directly or indirectly, beneficially and of record by one or more Permitted FP Sponsor Holders.

         "Permitted FP Sponsor Holders" shall have the meaning assigned to it in the definition of the term "Permitted FP Holders".

         "Permitted FP Transferee" shall mean, in the case of any Permitted FP Holder who is a natural person, such person's spouse or children or grandchildren (in each case, natural or adopted), any trust for the sole benefit of such person, such person's spouse or children or grandchildren (in each case, natural or adopted), any charitable trust the grantor of which is a Permitted FP Holder, or any corporation or partnership in which the direct and beneficial owner of all of the Equity Interests is such individual person or such person's spouse or children or grandchildren (in each case, natural or adopted) (or any trust solely for the benefit of such persons).

         "Permitted Holders" shall mean (a) CSC, (b) FP, (c) any officer, employee or director of CSC or FP or any trust, partnership or other entity established solely for the benefit of such officers, employees or directors, (d) in the case of any individual, any Permitted Transferee of such individual, (e) any investment vehicle under common management control with CSC or FP or a majority of whose management at the date of the commencement of business of such investment vehicle were employees of CSC or FP immediately prior to their engagement to manage such investment vehicle (the persons referred to in clauses
(a) through (e) being referred to collectively as the "Permitted Sponsor Holders"), and (f) any person so long as a majority of the Equity Interests of any such person are owned, directly or indirectly, beneficially and of record by one or more Permitted Sponsor Holders and such person is Controlled by one or more Permitted Sponsor Holders.

         "Permitted Redemption" shall have the meaning assigned to it in the preamble to this Agreement.

         "Permitted Sponsor Holders" shall have the meaning assigned to it in the definition of the term "Permitted Holders".

         "Permitted Subordinated Debt" shall mean unsecured subordinated Indebtedness of Holdings or the Borrower incurred prior to the first anniversary of the Closing Date that (a) is not guaranteed by any Subsidiary other than a Subsidiary Guarantor (on a subordinated basis, as provided below), (b) does not mature or amortize or require any payment of principal, and is not subject to any sinking fund requirement, prior to the first anniversary of the Term Loan Maturity Date (other than pursuant to a prepayment obligation), (c) is not convertible into or exchangeable into any Indebtedness or Equity Interest other than Qualified Capital Stock and (d) is subordinated to the Obligations on terms customary in the high yield debt market at the time of incurrence.

         "Permitted Transferee" shall mean, in the case of any Permitted Holder who is a natural person, such person's spouse or children or grandchildren (in each case, natural or adopted), any trust for the sole benefit of such person, such person's spouse or children or grandchildren (in each case, natural or adopted), any charitable trust the grantor of which is a Permitted Holder, or any corporation or partnership in which the direct and beneficial owner of all of the Equity Interests is such individual person or such person's spouse or children or grandchildren (in each case, natural or adopted) (or any trust solely for the benefit of such persons).

         "Permitted Subordinated Debt Condition" shall apply any time that Permitted Subordinated Debt in an aggregate principal amount in excess of $150,000,000 is outstanding.

         "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

         "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreement" shall mean the Pledge Agreement, substantially in the form of Exhibit F, between the Borrower, Holdings, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

         "Preferred Stock" shall have the meaning assigned to it in the preamble to this Agreement.

         "Pro Forma Basis" shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed Permitted Acquisition (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act and as interpreted by the Staff of the Securities and Exchange Commission which (to the extent consistent therewith) may include cost savings resulting from head count reductions, closure of facilities and similar restructuring charges or integration activities or other adjustments certified by a Financial Officer of the Borrower, together with such other pro forma adjustments certified by a Financial Officer of the Borrower as being reasonable and having been made in good faith as may be reasonably acceptable to the Administrative Agent) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Permitted Acquisition, and any other Permitted Acquisitions that have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisitions had been consummated at the beginning of such period and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans during such period.

         "Pro Forma Compliance" shall mean, at any date of determination, that Holdings and the Borrower shall be in pro forma compliance with the Financial Covenants as of the last day of the most recent fiscal quarter-end (computed on the basis of (a) balance sheet amounts as of the most recently completed fiscal quarter, and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters, in each case, for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

         "Pro Rata Percentage" of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender's Revolving Credit Commitment.

         "Public Equity Offering" shall mean an underwritten public offering of common stock of, and by, Holdings pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

         "Qualified Capital Stock" of any person shall mean any capital stock of such person that is not Disqualified Stock.

         "Qualified Public Offering" shall mean an underwritten public offering of common stock of, and by, Holdings pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act, which public equity offering results in gross proceeds to Holdings of not less than $35,000,000; provided, however, that the Net Cash Proceeds from any such underwritten public offering are contributed by Holdings to the common equity of the Borrower.

         "Recapitalization" shall have the meaning assigned to it in the preamble to this Agreement.

         "Recapitalization Agreement" shall mean the Agreement and Plan of Merger and Recapitalization, dated as of December 5, 2000, as amended as of December 21, 2000, by and among FP-McCartney, LLC, a Delaware limited liability company, TBW LLC, a Delaware limited liability company, Japan Energy Corporation, a corporation organized under the laws of Japan, the Existing Shareholder, Holdings, Merger Sub and Spinco.

         "Redeemable Preferred Stock" shall have the meaning assigned to it in the preamble to this Agreement.

         "Register" shall have the meaning given such term in Section 9.04(d).

         "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Related Fund" shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "Related Parties" shall mean, with respect to any specified person, such person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's Affiliates.

         "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

         "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

         "Required Lenders" shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit and Term Loan Commitments representing more than 50% of the sum of all Loans (excluding Swingline Loans) outstanding, L/C Exposure, Swingline Exposure and unused Revolving Credit and Term Loan Commitments at such time.

         "Responsible Officer" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

         "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

         "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
Section 9.04.

         "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's L/C Exposure plus the aggregate amount at such time of such Lender's Swingline Exposure.

         "Revolving Credit Lender" shall mean a Lender with a Revolving Credit Commitment or outstanding Revolving Credit Exposure.

         "Revolving Credit Maturity Date" shall mean December 21, 2006.

         "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

         "Secured Parties" shall have the meaning assigned to such term in the Security Agreement.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit G, among the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

         "Security Documents" shall mean the Mortgages, the Security Agreement, the Pledge Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

         "Shareholders Agreement" shall mean the Shareholders' Agreement dated as of December 21, 2000 among Holdings, FP-McCartney, LLC, TBW LLC and GA-TEK Inc.

         "SPC" has the meaning specified in Section 9.04(i).

         "Spinco" shall mean AMI Spinco, Inc., a Delaware corporation.

         "Sponsor Contributed Equity" shall mean cash contributions by any of the Permitted Holders to the equity of Holdings.

         "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Subsidiary" shall mean any subsidiary of Holdings or the Borrower.

         "Subsidiary Guarantee Agreement" shall mean the Subsidiary Guarantee Agreement, substantially in the form of Exhibit H, made by the Subsidiary Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

         "Subsidiary Guarantor" shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to a Subsidiary Guarantee Agreement.

         "Swingline Commitment" shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09 or Section 2.22.

         "Swingline Exposure" shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

         "Swingline Lender" shall mean Credit Suisse First Boston, in its capacity as lender of Swingline Loans.

         "Swingline Loan" shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

         "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

         "Tax Sharing Agreement" means any tax sharing agreement between the Borrower and Holdings or any other person with which the Borrower is required to, or is permitted to, file a consolidated tax return or with which the Borrower is or could be part of a consolidated group for tax purposes.

         "Term Borrowing" shall mean a Borrowing comprised of Term Loans.

         "Term Loan Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

         "Term Loan Maturity Date" shall mean December 21, 2006.

         "Term Loan Repayment Dates" shall have the meaning assigned to such term in Section 2.11(a).

         "Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01. Each Term Loan shall be either a Eurodollar Term Loan or an ABR Term Loan.

         "Total Revolving Credit Commitment" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

         "Transaction Costs" shall have the meaning assigned to it in the preamble to this Agreement.

         "Transactions" shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Documents, including (a) the consummation of the Recapitalization, (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder, (c) the Equity Contribution (d) the Merger and (e) the payment of all

Transaction Costs to be paid on or prior to the Closing Date and owing in connection with the foregoing.

         "Transaction Documents" shall mean the Recapitalization Agreement and the Shareholder's Agreement.

         "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

         "Voting Stock" shall mean any class or classes of, or any securities or instruments convertible into any class or classes of, capital stock of Holdings pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of Holdings.

         "Wholly Owned Subsidiary" shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors's and national citizen qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person has a 100% equity interest at such time.

         "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

         SECTION 1.03. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition occurs as permitted pursuant to the terms hereof, for purposes of determining compliance or Pro Forma Compliance with the Financial Covenants, Consolidated EBITDA and Consolidated Interest Expense shall be calculated with respect to such periods and such Permitted Acquisition on a Pro Forma Basis.

         SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

                                   ARTICLE II

                                   The Credits

         SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment, and (b) to make Revolving Loans to the Borrower, at any time and from time to time on or after the Business Day following the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

         SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $3,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

         (b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 8 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

         (c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

         (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and
(ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

         (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

         (f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

         SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, on or prior to February 15, 2001), (x) not more than three Eurodollar Borrowings may be outstanding at any time and (y) the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business
Day), (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this
Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

         SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Lender holding Term Loans, the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) for the account of each Revolving Credit Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th day or the last day of a calendar month and is at least three Business Days after such Swingline Loan is made.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

         (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraphs
(b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

         (e) Any Lender may request that the Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

         SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") equal to 1/2 of 1% per annum on the daily unused amount of the Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized under Section 2.17 as a result of outstanding Swingline Loans.

         (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees separately agreed to by the Borrower and the Administrative Agent (the "Administrative Agent Fees").

         (c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an "L/C Participation Fee") calculated on such Lender's Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each Letter of Credit, on the last Business Day of March, June, September and December of each year and on the Revolving Credit Maturity Date, a fronting fee equal to a rate per annum to be agreed upon on the aggregate outstanding face amount of such Letter of Credit (the "Issuing Bank Fees"). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

         (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

         SECTION 2.06. Interest on Loans. (a) Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

         (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

         (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00%.

         SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to
Section 2.03 or 2.10
shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

         SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Credit Commitments, the L/C Commitment and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on December 31, 2000, if the initial Credit Event shall not have occurred by such time.

         (b) Upon at least three Business Days' prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that
(i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

         (c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

         SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 11:00 am., New York City time, on the day of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing,
(b) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

                  (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

                  (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

                  (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any

         Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

                  (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to
         Section 2.16;

                  (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

                 (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

                  (vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of
         (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date;

                  (viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan; and

                  (ix) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given by the Administrative Agent as promptly as practicable and, in any event, on or prior to February 15,
         2001) (A) not more than three Eurodollar Borrowings may be outstanding and (B) no Interest Period in excess of one month may be selected for a Eurodollar Borrowing.

         Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

         SECTION 2.11. Repayment of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being a "Term Loan Repayment Date"), a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(f)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

         Date                                    Amount
         ----                                    ------
March 31, 2001                              $        437,500
June 30, 2001                               $        437,500
September 30, 2001                          $        437,500
December 31, 2001                           $        437,500
March 31, 2002                              $        437,500
June 30, 2002                               $        437,500
September 30, 2002                          $        437,500
December 31, 2002                           $        437,500
March 31, 2003                              $        437,500
June 30, 2003                               $        437,500
September 30, 2003                          $        437,500
December 31, 2003                           $        437,500
March 31, 2004                              $        437,500
June 30, 2004                               $        437,500
September 30, 2004                          $        437,500
December 31, 2004                           $        437,500
March 31, 2005                              $        437,500
June 30, 2005                               $        437,500
September 30, 2005                          $        437,500
December 31, 2005                           $        437,500
March 31, 2006                              $        437,500
June 30, 2006                               $        437,500
September 30, 2006                          $        437,500
Term Loan Maturity Date                     $    164,937,500

         (b) In the event and on each occasion that any Term Loan Commitment shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Term Loan Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

         (c) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date and, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

         (d) All repayments pursuant to this Section 2.11 shall be subject to
 Section 2.16, but shall otherwise be without premium or penalty.

         SECTION 2.12. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) on or prior to the date of prepayment in the case of ABR

Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $3,000,000.

         (b) Optional prepayments of Term Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11(a).

         (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section
2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments of Eurodollar Loans under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment. Interest on any ABR Loan prepaid under this Section 2.12 shall be paid on the next Interest Payment Date applicable to such Loan that follows the date of such prepayment.

         SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit and/or deposit an amount equal to the L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties. In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto and (ii) if the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or replace or cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess.

         (b) Not later than the tenth day following the receipt of any Net Cash Proceeds of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(f); provided that, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower and the Subsidiaries intend to apply the Net Cash Proceeds from such Asset Sale (or a portion thereof specified in such certificate) within 330 days after receipt thereof, to acquire real property, equipment or other assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds of such Asset Sale (or the portion thereof specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds that have not been so applied by the end of such 330-day period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.

         (c) In the event and on each occasion that a Public Equity Offering occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Public Equity Offering, apply 50% of the Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.13(f); provided, however, that, so long as the Net Cash Proceeds of each such

Public Equity Offering are used to repurchase, retire or otherwise redeem for value Redeemable Preferred Stock and/or prepay any outstanding Permitted Subordinated Debt, the Borrower shall not be required to apply the first $50,000,000 of Net Cash Proceeds from all such Public Equity Offerings to the prepayment of Term Loans in accordance with this Section.

         (d) No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2001, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to 50% of Excess Cash Flow for the fiscal year then ended; provided, however, that such percentage shall be decreased to 25% for any year if the Leverage Ratio at the end of such year shall be less than 1.25 to 1.00.

         (e) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (including Permitted Subordinated Debt and Other Subordinated Debt but excluding all other Indebtedness for money borrowed permitted pursuant to
Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the first Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(f); provided, however, that up to 50% of the first $150,000,000 of Net Cash Proceeds from all issuances of Permitted Subordinated Debt and up to 100% of any such Net Cash Proceeds thereafter shall not be required to be applied to the prepayment of Term Loans in accordance with this Section to the extent that such Net Cash Proceeds are applied to repurchase, redeem or otherwise retire for value Redeemable Preferred Stock issued on the Closing Date and accrued pay-in-kind dividends thereon (whether paid or unpaid on the date of such repurchase, redemption or retirement).

         (f) Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11(a).

         (g) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

         (h) Amounts to be applied pursuant to this Section 2.13 or Section 2.11(a) to the prepayment or repayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as the case may be, immediately and/or shall be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account (i) allocable to Term Loans to prepay Eurodollar Term Loans and (ii) allocable to Revolving Loans to prepay Eurodollar Revolving Loans, in each case on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Term Loans or Revolving Loans, as the case may be, have been prepaid or until all the allocable cash on deposit with respect to such Loans has been exhausted. For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph
(i). The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Term Borrowings or Eurodollar Revolving Borrowings to be prepaid, as the case may be; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Borrowings on the last day of the applicable Interest Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments, the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. The Borrower hereby grants to the Administrative Agent, for its benefit and the benefit of the Issuing Bank and the Lenders, a security interest in the Prepayment Account to secure the Obligations.

         SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

         (b) If any Lender or the Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the Issuing Bank or any Lender's or the Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

         (c) A certificate of a Lender or the Issuing Bank, setting forth in reasonable detail the reason therefor, the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above, and the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

         (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is six months prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, regulation, rule, guideline or directive as aforesaid within such six-month period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

         SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

                  (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

                  (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

         (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

         SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor,
(ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a "Breakage Event") or
(b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over
(ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

         SECTION 2.17. Pro Rata Treatment. Except as provided below in this
Section 2.17 with respect to Swingline Loans and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees and the L/C Participation Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

         SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Term Loans and Revolving Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Term Loans and Revolving Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans and Revolving Loans and L/C Exposure, as the case may be, of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and Revolving Loans and L/C Exposure and participations in Term Loans and Revolving Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans and Revolving Loans and L/C Exposure then outstanding as the principal amount of its Term Loans and Revolving Loans and L/C Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Term Loans and Revolving Loans and L/C Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Term Loan or Revolving Loan or L/C Disbursement deemed to have been so purchased may, to the fullest extent permitted by law, exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

         SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York.

         (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

         SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

         (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

         (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, it being agreed by the parties hereto, without limitation, that in the case of a Foreign Lender which is not a "bank" (within the meaning of Section 881(c)(3)(A) of the Code) and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," the delivery of the following documents are sufficient for such Foreign

Lender currently to obtain the benefits of Section 2.20: (i) a Form W-8BEN (or any subsequent version(s) thereof or successor(s) thereto), and (ii) a certificate representing that such Foreign Lender is not any of the following:
(x) a "bank" for purposes of Section 881(c) of the Code, (y) a "10-percent shareholder" (within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code) of the Borrower or (z) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4)), properly completed and duly executed by such Foreign Lender claiming complete exemption from U.S. Federal withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents. Notwithstanding the foregoing, each Foreign Lender agrees that (i) on or before the date that any predecessor documentation described in this Section 2.20(e) expires or becomes obsolete, (ii) after the occurrence of any event requiring a change in the most recent documentation previously delivered to the Borrower, or (iii) after any change in circumstances which renders the previous documentation obsolete or inaccurate in any respect, such Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent) such properly completed and executed new documentation prescribed by applicable law or reasonably requested by Borrower as will permit payments under this Agreement to be made without withholding or at a reduced rate.

         (f) If the Administrative Agent or any Lender receives a refund in respect of Indemnified Taxes or Other Taxes paid by the Borrower, which in the good faith judgment of the Administrative Agent or such Lender is allocable to such payment, it shall promptly pay such refund (together with any amounts received solely attributable to such refund) to the Borrower, net of all out-of-pocket expenses (including any Taxes to which such Lender has become subject as a result of its receipt of such refund) of the Administrative Agent or such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower agrees to promptly return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or the applicable Lender that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.20(f) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) to the Borrower or any other person.

         (g) Notwithstanding anything to the contrary in this Section, if the Internal Revenue Service determines that a Lender is participating in a conduit financing arrangement as defined in Section 7701(l) of the Code and the regulations thereunder (a "Conduit Financing Arrangement") to which the Borrower has not given its consent, then (i) any Taxes that the Borrower is required to withhold from payments to such Lender, to the extent any such Taxes are in excess of Taxes that the Borrower would otherwise have been required to withhold had such Lender not been determined to be participating in a Conduit Financing Arrangement, shall be excluded from the definition of "Indemnified Taxes" and
(ii) such Lender shall indemnify the Borrower in full for any and all Taxes described in subparagraph (i) above for which the Borrower is held directly liable under Section 1461 of the Code by virtue of such Conduit Financing Arrangement. Each Lender represents that it is not participating in a Conduit Financing Arrangement.

         SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank and the Swingline Lender, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's or the Issuing Bank's claim for compensation under Section 2.14 or notice under Section
2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

         (b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

         SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the

Swingline Lender agrees to make loans to the Borrower at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $250,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

         (b) Swingline Loans. The Borrower shall notify the Administrative Agent by fax, or by telephone (confirmed by fax), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice received from the Borrower pursuant to this paragraph (b). The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account as directed by the Borrower in the notice requesting such Swingline Loan on the date such Swingline Loan is so requested.

         (c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender and to the Administrative Agent before 12:00
(noon), New York City time on the date of prepayment at the Swingline Lender's address for notices specified in Schedule 2.01. Interest on any Swingline Loan being prepaid under this Section 2.22(c) shall be paid on the next Interest Payment Date applicable to such Loan that follows the date of such prepayment.

         (d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

         (e) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender's Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender's Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof.

         SECTION 2.23. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

         (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $20,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

         (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

         (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than the end of the day on which the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

         (f) Obligations Absolute. The Borrower's obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

                  (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

                  (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document (other than an amendment to this Section 2.23(f) consented to by each Lender having any Revolving Credit Exposure at the time of such amendment);

                  (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                  (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

                  (vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

         Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Issuing Bank.

         (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

         (h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

         (i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 180 days' prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring

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                                                                              46

Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to
Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

         (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

         (k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term "Issuing Bank" shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

                                   ARTICLE III

                         Representations and Warranties

         Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

         SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and each of the Subsidiaries (other than Immaterial Subsidiaries) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

         SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Documents and the consummation by the Loan Parties of the Transactions (including the borrowings hereunder) contemplated thereby (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, except to the extent that could not reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument (except with respect to Indebtedness to be repaid on the Closing Date) or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).

         SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by the each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

         SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except to the extent that the lack thereof could not reasonably be expected to result in a Material Adverse Effect, or in connection with the execution and delivery of the Loan Documents and the initial borrowings hereunder, except in each case for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

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                                                                              48

         SECTION 3.05. Financial Statements. (a) The Borrower has heretofore delivered to the Lenders (i) the combined statements of net assets of American Microsystems, Inc. (a division of GA-TEK Inc.) as of December 31, 1999, 1998 and 1997, and the related combined statements of income and cash flows for the years then ended, audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants and (ii) the unaudited balance sheets as of and related combined statements of income and, in the case of (A), cash flows of the Borrower for (A) the nine months ending September 30, 2000 and (B) the calendar months ending October 31 and November 30, 2000. Such financial statements present fairly the financial condition and results of operations and, if applicable, cash flows of the Borrower, as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

         (b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related statement of income as of, and for the period of 12 consecutive months ended, September 30, 2000, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date, and with respect to such income statement, on the first day of such period. Such pro forma financial statements have been prepared in good faith by the Borrower, based on assumptions believed by the Borrower on the date hereof to be reasonable, are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such dates, assuming that the Transactions had actually occurred at such dates.

         SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, results of operations, prospects, financial condition or material agreements of Holdings, the Borrower and the Subsidiaries, taken as a whole, since December 31, 1999.

         SECTION 3.07. Title to Properties; Possession Under Leases. (a) Except as set forth on Schedule 3.07(a), each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title and, with respect to each Mortgaged Property, encumbrances permitted by Section 6.02, in each case that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

         (b) Each of Holdings, the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of Holdings, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

         (c) Except as set forth on Schedule 3.07(c), neither Holdings nor the Borrower has received any written notice of, nor has any actual knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

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                                                                              49

         (d) None of Holdings, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

         SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein. The Equity Interests so indicated on Schedule
3.08 are fully paid and non-assessable and, as of the Closing Date, are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens other than Liens created by the Pledge Agreement.

         SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09 or Schedule 3.17, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

         (b) Except for matters covered by Section 3.17, none of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.10. Agreements. (a) None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (b) None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.11. Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

         (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

         SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. None of Holdings, the Borrower or any Subsidiary Guarantor is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

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                                                                              50

         SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

         SECTION 3.14. Tax Returns. Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all Federal Tax returns and all material, state, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all material Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

         SECTION 3.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain, in each case when taken as a whole, any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

         SECTION 3.16. Employee Benefit Plans. (a) Each of the Borrower and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except to the extent that such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

         (b) Each Foreign Pension Plan is in compliance in all respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Holdings, its Affiliates or any of its directors, officers, employees or agents has engaged in a transaction that subject the Holdings or any of its Subsidiaries, directly or indirectly, to a tax or civil penalty, except to the extent that could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, except to the extent that such failure to do so could not reasonably be expected to result in a Material Adverse Effect. The aggregate unfunded liabilities, with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine

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                                                                              51

claims for benefits) pending or threatened against the Holdings or any of its Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

         SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17:

         (a) The properties owned or operated by Holdings, the Borrower and the Subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of,
(ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

         (b) The Properties and all operations of the Borrower and the Subsidiaries are in compliance, and, to the knowledge of Holdings, the Borrower and the Subsidiaries have, for the last five years, been in compliance, with all Environmental Laws and all necessary Environmental Permits have been obtained and are in effect (or applications for renewals have been submitted entitling Holdings, the Borrower, and the Subsidiaries to a permit shield), except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

         (c) There have been no Releases or threatened Releases by the Borrower or any Subsidiary or, to their knowledge, by any other party, at, from, under or proximate to the Properties or otherwise in connection with the operations of the Borrower or the Subsidiaries, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

         (d) None of Holdings, the Borrower or any of the Subsidiaries has received any written notice of an Environmental Claim in connection with the Properties or the operations of the Borrower or the Subsidiaries or with regard to any person whose liabilities for environmental matters Holdings, the Borrower or the Subsidiaries has retained or assumed, in whole or in part, contractually or, by operation of law, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

         (e) Hazardous Materials have not been transported from the Properties by or on behalf of Holdings, the Borrower or any Subsidiary, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability to Holdings, the Borrower or the Subsidiaries under any Environmental Law, nor have the Borrower or the Subsidiaries retained or assumed any liability, contractually or by operation of law, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums required to be paid have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

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                                                                              52

         SECTION 3.19. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person.

         (b) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement), to the extent that a security interest can be created in such property under the Uniform Commercial Code, and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than as expressly set forth in the Security Agreement and the Intellectual Property, as defined in the Security Agreement), to the extent that a security interest may be perfected by filing under the Uniform Commercial Code, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by
Section 6.02.

         (c) When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office and the filings in paragraph (b) have been made, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Security Agreement), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof), subject to Liens permitted by
Section 6.02.

         (d) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(d), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

         SECTION 3.20. Location of Real Property and Leased Premises. (a)
Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on
Schedule 3.20(a).

         (b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

         SECTION 3.21. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked

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                                                                              53

by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to have a Material Adverse Effect. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

         SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

         SECTION 3.23. Representations and Warranties in Documents. All representations and warranties set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made), provided that to the extent the representations and warranties in the Transaction Documents are made by persons other than the Loan Parties and the Permitted Sponsor Holders, then the representations and warranties so made by such persons shall be deemed to be true and correct in all material respects for purposes of this Section 3.23 unless the aggregate effect of all misrepresentations made by such other persons in the Transaction Documents are such as would evidence a material adverse change in the operations, properties, financial condition or prospects of Holdings and its Subsidiaries from that which would have applied if all representations made by such other persons in the Transaction Documents had been true and correct in all respects.

                                   ARTICLE IV

                              Conditions of Lending

         The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

         SECTION 4.01. All Credit Events. On the date of each Borrowing, including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a "Credit Event"):

         (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

         (b) The representations and warranties set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

         (c) The Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

         Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

         SECTION 4.02. First Credit Event. On the Closing Date:

         (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Davis Polk & Wardwell, special counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit I-1, and (ii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit I-2, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

         (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent.

         (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,
(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

         (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of
Section 4.01.

         (e) The Administrative Agent shall have received, or shall receive substantially simultaneously with the initial Borrowing hereunder, all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

         (f) The Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and all the outstanding Equity Interests of the Borrower and the Subsidiaries (other than Immaterial Subsidiaries and, in the case of Equity Interests of Foreign Subsidiaries, to the extent that Section 5.11(b) contemplates that such Equity Interests will be pledged after the Closing Date) shall have been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such shares and interests, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent; provided that (i) neither the Borrower nor any Domestic Subsidiary shall be required to pledge more than 65% of the voting stock of any Foreign Subsidiary and (ii) no Foreign Subsidiary or Immaterial Subsidiary shall be required to pledge the capital stock of any of its Subsidiaries.

         (g) The Security Agreement shall have been duly executed by the Loan Parties party thereto and shall have been delivered to the Collateral Agent and shall be in full force and effect on such date and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject to any Lien expressly permitted by Section 6.02) described in such agreement shall have been delivered to the Collateral Agent.

         (h) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties other than Merger Sub in the states (or other jurisdictions) in which the chief executive office of each such person is located, any offices of such persons in which records have been kept relating to accounts and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been released.

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                                                                              56

         (i) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower.

         (j) (i) Each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under
Section 6.02, (iii) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 3.19(d) (or a lender's title insurance policy, in form and substance acceptable to the Collateral Agent, insuring such Security Document as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence satisfactory to it of each such filing and recordation or arrangements therefor and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company as may be reasonably requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02.

         (k) The Parent Guarantee Agreement shall have been duly executed by the parties thereto, shall have been delivered to the Collateral Agent and shall be in full force and effect.

         (l) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section
5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement with the Collateral Agent as loss payee, in form and substance satisfactory to the Administrative Agent.

         (m) The Transactions shall have been consummated or shall be consummated simultaneously with the initial Borrowing hereunder on the Closing Date, in each case in all material respects in accordance with the terms hereof, the terms of the Transaction Documents and applicable law (and without the waiver of any such terms not approved by the Lenders (such approval not to be unreasonably withheld)), and all of the representations and warranties set forth in the Loan Documents would be, immediately after giving effect to the Transactions, true and correct in all material respects.

         (n) The Existing Debt shall have been repaid, or shall be repaid simultaneously with the initial Borrowing hereunder, and any Liens securing the Existing Debt shall have been released, or shall be released simultaneously with the initial Borrowing hereunder.

         (o) The Lenders shall have received (i) the consolidated historical and pro forma financial statements described in Section 3.05 (which financial statements shall have been audited or reviewed by Ernst & Young, LLP, independent public accountants), which shall not be materially inconsistent with the forecasts previously provided to the Lenders, and (ii) a certificate of a Financial Officer of the Borrower setting forth the Leverage Ratio as of the Closing Date (after giving effect to the Transactions) and the calculations used to arrive at such ratio and such Leverage Ratio shall not exceed 1.75 to 1.00.

         (p) Except as set forth on Schedule 4.02(p), all requisite material governmental authorities and material third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

         (q) After giving effect to the Transactions and the other transactions contemplated hereby, (i) neither Holdings nor any of its Subsidiaries shall have outstanding any Indebtedness or preferred stock other than (A) the Loans and extensions of credit hereunder, (B) the Preferred Stock and (C) Indebtedness listed on Schedule 6.01, (ii) the Preferred Stock shall have a liquidation value on the Closing Date not in excess of $321,700,000, shall not be entitled to any mandatory redemption or require the payment of any cash dividends earlier than the date after the first anniversary of the Term Loan Maturity Date and shall contain other terms and provisions reasonably satisfactory in all respects to the Lenders and (iii) the Lenders shall be reasonably satisfied with the terms and conditions of all the Indebtedness of Holdings, the Borrower and the Subsidiaries to remain outstanding after the Closing Date.

                                    ARTICLE V

                              Affirmative Covenants

         Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to:

         SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 6.05.

         (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 5.01(b) shall prevent (i) sales of assets, consolidations or mergers by or involving Holdings, the Borrower or any of their respective Subsidiaries in accordance with Section 6.05, (ii) the withdrawal by Holdings, the Borrower or any of their respective Subsidiaries of their qualification as a foreign corporation in any

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                                                                              58

jurisdiction where such withdrawal could not reasonably be expected to have a Material Adverse Effect or (iii) the abandonment by Holdings, the Borrower or any of their respective Subsidiaries of any rights, franchises, licenses and patents that the Borrower reasonably determines are not useful to its business.

         SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

         (b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default which is continuing, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement", without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver certificates of insurance evidencing all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, material modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

         (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a "Zone" 1 area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

         (d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the "broad form CGL endorsement" and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death

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                                                                              59

and property damage) and comprehensive umbrella liability insurance, in no event for a combined single limit of less than $25,000,000, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.

         (e) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

         SECTION 5.03. Obligations and Taxes. Pay its material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

         SECTION 5.04. Financial Statements, Reports, etc. In the case of Holdings and the Borrower, furnish to the Administrative Agent and each Lender:

                  (a) within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheet and related statements of income and cash flows showing the financial condition of each of Holdings and the Borrower and their respective consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Ernst & Young, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of each of Holdings and the Borrower and their respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                  (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheet and related statements of income and cash flows showing the financial condition of each of Holdings and the Borrower and their respective consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of each of Holdings and the Borrower and their respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

                  (c) (i) concurrently with any delivery of financial statements under subparagraph (a) or (b) above, a certificate of a Financial Officer opining on or certifying

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                                                                              60

         such statements certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenants and, in the case of paragraph (a) above, setting forth Holdings' calculation of Excess Cash Flow, the Borrower's Portion of Excess Cash Flow for such fiscal year and identifying the application, if any, of any Borrower's Portion of Excess Cash Flow from the immediately preceding fiscal year to Permitted Acquisitions pursuant to Section 6.04(m), investments pursuant to Section 6.04(o) or the prepayment of Loans pursuant to
         Section 2.12(a), (iii) in the case of paragraph (a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings, the Borrower and their respective Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Event of Default or Default has occurred or, if in the opinion of such accounting firm such an Event of Default or Default has occurred, specifying the nature and extent thereof;

                  (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of any Material Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

                  (e) promptly after the receipt thereof by Holdings, the Borrower or any of their respective Subsidiaries, a copy of any "management letter" received by any such person from its certified public accountants and the management's responses thereto;

                  (f) no later than 30 days following the first day of each fiscal year of Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income by each of the Borrower's business units and sources and uses of cash and balance sheets) prepared by Holdings for (i) each of the four quarters of such fiscal year prepared in detail and (ii) each of the two years immediately following such fiscal year prepared in summary form, in each case, of Holdings and its Subsidiaries, accompanied by the statement of a Financial Officer of Holdings to the effect that the budget is a reasonable estimate for the period covered thereby; and

                  (g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

         SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt written notice of the following:

                  (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

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                                                                              61

                  (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and

                  (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

         SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 10 days after any Responsible Officer of Holdings or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings in an aggregate amount exceeding $3,000,000, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that Holdings proposes to take with respect thereto.

         SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of Holdings, the Borrower or any Subsidiary with the officers thereof and (with the participation of or prior notice to such officers) independent accountants therefor.

         SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

         SECTION 5.09. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all material Environmental Permits necessary for its operations and Properties; and conduct any Remedial Action in accordance with Environmental Laws; provided, however, that none of Holdings, the Borrower or any of the Subsidiaries shall be required to undertake any Remedial Action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

         SECTION 5.10. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or 5.09 shall have occurred and be continuing for more than 20 days without the Borrower or its Subsidiaries commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrower, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm

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                                                                              62

reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Remedial Action in connection with such Default.

         SECTION 5.11. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. Holdings will cause any subsequently acquired or organized Domestic Subsidiary (other than an Immaterial Subsidiary), or any Immaterial Subsidiary that loses its status as such pursuant to the definition of Immaterial Subsidiary, promptly to execute a Subsidiary Guarantee Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Loan Parties (including real and other properties acquired subsequent to the Closing Date)); provided that not more than 65% of the voting stock of any Foreign Subsidiary shall be required to be pledged to secure the Obligations. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and Holdings or the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

         (b) Within 30 days of the Closing Date, Holdings and the Borrower shall cause 65% of the voting stock in each Foreign Subsidiary (other than an Immaterial Subsidiary) to be validly pledged to the Collateral Agent for the ratable benefit of the Secured Parties and, to the extent such Equity Interests are certificated, certificates representing such Equity Interests, accompanied by stock powers endorsed in blank, to be delivered to the Collateral Agent; provided, however, that no pledge of the voting stock of the Subsidiary doing business in the Phillipines shall be required unless the Administrative Agent shall notify the Borrower that the absence of such pledge is significantly and adversely affecting the syndication of the Loans and Commitments hereunder, provided further that in the event that no such pledge shall be required, the Borrower and the Administrative Agent shall endeavor to arrange mutually agreeable alternate security arrangements with respect to such Subsidiary.

         SECTION 5.12. Interest Rate Protection. Unless Holdings or the Borrower shall have incurred Permitted Subordinated Debt having a fixed rate of interest in an aggregate principal amount of at least $87,500,000, no later than the 180th day after the Closing Date, the Borrower shall enter into, and for a minimum of two years thereafter maintain, Interest Rate Protection Agreements acceptable to the Administrative Agent that results in at least 50% of the aggregate principal amount of the Borrower's Consolidated Indebtedness being

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                                                                              63

effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.

                                   ARTICLE VI

                               Negative Covenants

         Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of their respective Subsidiaries to:

         SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

                  (a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

                  (b) Indebtedness actually outstanding on the Closing Date and listed on Schedule 6.01;

                  (c) Indebtedness under Interest Rate Protection Agreements entered into in compliance with Section 5.12, and such other non-speculative Interest Rate Protection Agreements which may be entered into from time to time by the Borrower and which the Borrower in good faith believes will provide protection against fluctuations in interest rates with respect to floating rate Indebtedness then outstanding, and permitted to remain outstanding, pursuant to the other provisions of this Section 6.01;

                  (d) Indebtedness evidenced by Capital Lease Obligations not in excess of $15,000,000 at any time outstanding;

                  (e) Indebtedness subject to Liens permitted under Section 6.02(f), so long as the outstanding amount of such Indebtedness does not exceed the amount provided in said Section 6.02(f);

                  (f) intercompany Indebtedness of the Borrower and its Subsidiaries outstanding to the extent permitted by Section 6.04(f) and
         (h);

                  (g) in addition to any Indebtedness permitted by the preceding paragraph (f), Indebtedness of any Wholly Owned Subsidiary to the Borrower or another Wholly Owned Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business to the extent not constituting Indebtedness for borrowed money;

                  (h) Indebtedness under performance bonds, surety, appeal or similar bonds, completion guaranties, letter of credit obligations to provide security for worker's compensation claims and bank overdrafts, in each case incurred in the ordinary

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                                                                              64

         course of business; provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five Business Days;

                  (i) Indebtedness evidenced by Other Hedging Agreements entered into pursuant to Section 6.04(e);

                  (j) Indebtedness of Foreign Subsidiaries (and subordinated guarantees of the Borrower and Holdings thereof) so long as the aggregate principal amount of all Indebtedness (including letters of credit) incurred pursuant to this paragraph (j) at any time outstanding does not exceed $10,000,000;

                  (k) Permitted Subordinated Debt and Other Subordinated Debt of Holdings and the Borrower (and senior subordinated guarantees thereof by one or more of the Guarantors); provided that on any date of incurrence of such Indebtedness and after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Leverage Ratio as of the last fiscal quarter preceding such incurrence for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.04(a) or
         (b) shall not exceed 2.75 to 1.00 and (C) the credit facilities provided for hereunder shall be rated Ba3 or better by Moody's Investor Service, Inc. and BB- or better by Standard & Poor's Ratings Services;

                  (1) Indebtedness consisting of (i) industrial revenue or industrial development bonds or similar obligations or (ii) Capital Lease Obligations, in each case of any Subsidiary that exists at the time such person becomes a Subsidiary and that was not incurred in contemplation of or in connection with the acquisition by the Borrower or a Subsidiary of such person;

                  (m) Indebtedness of any Subsidiary that exists at the time such person becomes a Subsidiary and that was not incurred in contemplation of or in connection with the acquisition by the Borrower or the Subsidiary of such person in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

                  (n) refinancings or renewals of Indebtedness permitted by Sections 6.01(b), (e), (k) and (m); provided that (i) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (ii) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (iii) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less than favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced; and

                  (o) additional Indebtedness of the Borrower and its Subsidiaries to the extent not permitted by the foregoing clauses of this Section 6.01 not to exceed $20,000,000 in aggregate principal amount at any time outstanding.

         SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

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                                                                              65

                  (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP in the United States (or the equivalent thereof in any country in which a Foreign Subsidiary is doing business, as applicable);

                  (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, landlord's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property or assets of Holdings and its Subsidiaries, taken as a whole, or the Borrower and do not materially impair the use thereof in the operation of the business of Holdings and its Subsidiaries, taken as a whole, or the Borrower, or (ii) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

                  (c) Liens and other matters in existence on the Closing Date and set forth on Schedule 6.02 (including Liens and other matters set out on any applicable title insurance policy on the Closing Date); provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase and (ii) such Liens do not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

                  (d) Liens created pursuant to the Security Documents;

                  (e) Liens upon assets of the Borrower and its Subsidiaries subject to Capital Lease Obligations to the extent permitted by Section 6.01; provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capital Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capital Lease Obligation does not encumber any other asset (other than proceeds thereof) of the Borrower or any Subsidiary of the Borrower;

                  (f) Liens placed upon assets used in the ordinary course of business of the Borrower or any of its Subsidiaries at the time of acquisition thereof by the Borrower or any such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof; provided that (i) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this paragraph (f) shall not at any time exceed $15,000,000 and (ii) in all events, the Lien encumbering the assets so acquired does not encumber any other asset (other than proceeds thereof) of the Borrower or such Subsidiary;

                  (g) easements, rights-of-way, restrictions (including zoning restrictions), covenants encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, in each case whether now or hereafter in existence, not securing Indebtedness and not materially interfering with the conduct of the business of Holdings and its Subsidiaries taken as a whole or the Borrower;

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                                                                              66

                  (h) Liens arising out of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $3,000,000 at any time outstanding;

                  (i) Liens (other than any Lien imposed by ERISA) (i) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (ii) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate amount of deposits at any time pursuant to clause (ii) and clause (iii) shall not exceed $1,000,000 in the aggregate;

                  (j) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement and any interest of any mortgagee or other person claiming under any such lessor, sublessor, licensor or licensee;

                  (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

                  (l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Borrower and its Subsidiaries;

                  (m) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets which constitute Collateral or the Equity Interests of the Borrower or any of its Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.01(j);

                  (n) Liens securing Indebtedness permitted by Sections 6.01(l) and (m); provided that (i) such Liens were not created in contemplation of or in connection with the related acquisition and (ii) such Liens do not apply to any property or assets of the Borrower or any Subsidiary other than the assets subject thereto prior to the related acquisition; and

                  (o) Liens not otherwise permitted by the foregoing paragraphs
         (a) through (n) to the extent attaching to properties and assets with an aggregate fair value at the time of attachment not in excess of, and securing liabilities not in excess of, $5,000,000 in the aggregate at any time outstanding.

         SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or

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                                                                              67

personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale of such property is permitted by
Section 6.05 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02(e).

         SECTION 6.04. Investments, Loans and Advances. Directly or indirectly, lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that the following shall be permitted:

                  (a) the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them;

                  (b) the Borrower and its Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000;

                  (c) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted in Section 6.01(c);

                  (d) Holdings, the Borrower and the Subsidiaries may consummate the Transactions;

                  (e) the Borrower and it Subsidiaries may enter into and perform its obligations under Other Hedging Agreements entered into in the ordinary course of business and so long as any such Other Hedging Agreement is not speculative in nature and is (i) related to income derived from foreign operations of the Borrower or any Subsidiary or otherwise related to purchases permitted hereunder from foreign suppliers or (ii) entered into to protect the Borrower and/or its Subsidiaries against fluctuations in the prices of raw materials used in their businesses;

                  (f) any Wholly Owned Subsidiary may make intercompany loans to the Borrower or any Wholly Owned Subsidiary and the Borrower may make intercompany loans and advances to any Wholly Owned Subsidiary; provided that any promissory notes evidencing such intercompany loans made by the Borrower or a Domestic Wholly Owned Subsidiary shall be pledged (and delivered) by the Borrower or such Domestic Wholly Owned Subsidiary as Collateral pursuant to the Pledge Agreement, provided further that (i) neither the Borrower nor any Domestic Subsidiaries of the Borrower may make loans to any Foreign Subsidiaries of the Borrower pursuant to this paragraph (f) and (ii) any loans made by any Foreign Subsidiaries to the Borrower or any of its Domestic Subsidiaries pursuant to this paragraph (f) shall be subordinated to the obligations of the Loan Parties pursuant to subordination provisions in substantially the form of Exhibit J;

                  (g) Holdings, the Borrower and its Subsidiaries may hold the investments in their respective Subsidiaries existing on the Closing Date and may make additional investments in Domestic Wholly Owned Subsidiaries following the Closing Date;

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                                                                              68

                  (h) the Borrower and its Domestic Wholly Owned Subsidiaries may make loans and advances to, or other investments in, Foreign Subsidiaries not in excess of $15,000,000 at any time outstanding (determined without reference to any write-downs or write-offs thereof); provided that if any such loans or advances shall be evidenced by one or more senior intercompany notes such notes shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement;

                  (i) the Borrower and its Subsidiaries may sell or transfer assets in the amounts and to the extent permitted by Section 6.05;

                  (j) the Borrower may establish Subsidiaries to the extent permitted by Section 6.15;

                  (k) Holdings, the Borrower and the Subsidiaries may make investments in Cash Equivalents;

                  (l) the Borrower and the Subsidiaries may hold investments consisting of noncash consideration received in connection with any sale of assets permitted by Section 6.05;

                  (m) the Borrower or any Domestic Wholly Owned Subsidiary may make Permitted Acquisitions;

                  (n) in addition to investments permitted by clauses (a) through (m) above, the Borrower and its Subsidiaries may make investments in Joint Ventures so long as the aggregate amount invested pursuant to this paragraph (n) does not exceed $10,000,000 in the aggregate;

                  (o) in addition to the investments permitted by clauses (a) through (n) above, the Borrower and its Subsidiaries may make other investments, loans and advances (other than investments in and loans and advances to Foreign Subsidiaries) in an aggregate amount (valued at cost or outstanding principal amount, as the case may be) not greater than the sum of (i) $20,000,000 and (ii) the Borrower's Portion of Excess Cash Flow at any time outstanding; and

                  (p) investments consisting of guarantees permitted by Section
         6.01 of Indebtedness permitted by Section 6.01.

         SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets as part of an Asset Sale (other than pursuant to casualty or condemnation), or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, real property and intangible assets in the ordinary course of business) of any person (or agree to do any of the foregoing at any future time), except that:

                  (a) each of the Borrower and its Subsidiaries may, subject to
         Section 2.13(b), make any Asset Sale so long as (i) the Borrower or its Subsidiaries receive consideration at the time of such Asset Sale at least equal to the fair market value

         (and, if the fair market value of such assets exceeds $2,000,000, as determined in good faith by the Board of Directors of the Borrower or such Subsidiary) of the assets sold, (ii) at least 75% of the consideration received by the Borrower and the Subsidiaries in respect thereof is in the form of cash or Cash Equivalents and (iii) the aggregate consideration received in respect of all Asset Sales pursuant to this paragraph (a) shall not exceed $10,000,000 in any four consecutive fiscal quarters of the Borrower;

                  (b) investments and Permitted Acquisitions may be made to the extent permitted by Section 6.04;

                  (c) each of the Borrower and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as any such lease does not create a Capital Lease Obligation except to the extent permitted by Section 6.01);

                  (d) the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

                  (e) licenses, cross-licenses or sublicenses by the Borrower and its Subsidiaries of software, trademarks and other intellectual property in the ordinary course of business and which do not materially interfere with the business of Holdings and its Subsidiaries, taken as a whole, shall be permitted;

                  (f) the Merger shall be permitted;

                  (g) the Borrower or any Domestic Wholly Owned Subsidiary of the Borrower may transfer assets or lease to or acquire or lease assets from the Borrower or any other Domestic Wholly Owned Subsidiary or any Domestic Wholly Owned Subsidiary may be merged into the Borrower (as long as the Borrower is the surviving corporation of such merger as a Wholly Owned Subsidiary of) or any other Domestic Wholly Owned Subsidiary of the Borrower; and

                  (h) any Immaterial Subsidiary may be wound up, liquidated or dissolved.

To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to Holdings or a Subsidiary of Holdings) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

         SECTION 6.06. Dividends. Authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

                  (a) any Subsidiary of the Borrower (i) may pay cash Dividends to the Borrower or any Subsidiary of the Borrower and (ii) if such Subsidiary is not a Wholly Owned Subsidiary, may pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

                  (b) so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), Holdings may repurchase its outstanding Equity Interests (or options to purchase such Equity Interests) following the death, disability, retirement or termination of employment of employees, officers or directors of Holdings or any of its Subsidiaries; provided that (i) all amounts used to effect such repurchases are obtained by Holdings from a substantially concurrent issuance of its Equity Interests (or options to purchase such Equity Interests) to other employees, members of management, executive officers or directors of Holdings or any of its Subsidiaries or (ii) to the extent the proceeds used to effect any repurchase pursuant to this clause (ii) are not obtained as described in preceding clause (i), the aggregate amount of Dividends paid by Holdings pursuant to this paragraph (b) (exclusive of amounts paid as described pursuant to preceding clause (i)) shall not exceed $4,000,000 in any fiscal year of Holdings; provided that, in the event that the maximum amount which is permitted to be expended in respect of Dividends during any fiscal year pursuant to this clause (b)(ii) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to this clause (b) (ii) shall be increased by such unutilized amount;

                  (c) the Borrower may pay cash Dividends to Holdings for the purpose of paying, so long as all proceeds thereof are promptly used by Holdings to pay, its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, legal and accounting expenses and similar expenses); provided that the aggregate amount of Dividends paid by Holdings pursuant to this clause (c) shall not exceed $500,000 in any fiscal year of Holdings;

                  (d) the Borrower may pay cash Dividends to Holdings (whether or not pursuant to a Tax Sharing Agreement) for the purpose of paying, so long as all proceeds thereof are promptly used by Holdings to pay, franchise taxes and Federal, state and local income taxes and interest and penalties with respect thereto, if any, payable by Holdings; provided, however, that the amount of any such payment shall not exceed the amount of taxes that the Borrower would have been liable for on a stand-alone basis; provided further, however, that any refund shall be promptly returned by Holdings to the Borrower;

                  (e) the Borrower may pay cash Dividends to Holdings for the purpose of enabling Holdings to pay the Dividends referred to in clause
         (b) above, so long as all proceeds thereof are promptly used by Holdings to pay such Dividends; and

                  (f) Holdings may repurchase Redeemable Preferred Stock with
         (i) the portion of any Net Cash Proceeds from a Public Equity Offering not required to be applied to prepay Term Loans pursuant to Section 2.12(c) and (ii) the portion of any Net Cash Proceeds from the issuance of Permitted Subordinated Debt not required to be applied to prepay Term Loans pursuant to Section 2.12(e); provided that, in either case,
         (A) the portion of any such Net Cash Proceeds required to be applied to prepay Term Loans pursuant to Section 2.12 are so applied and (B) no Default or Event of Default has occurred and is continuing;

                  (g) the Borrower may pay cash Dividends to Holdings for the purpose of enabling Holdings to repurchase Redeemable Preferred Stock as permitted by clause (f)(ii) above, so long as all the proceeds thereof are promptly used by Holdings for such repurchase;

                  (h) so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may pay cash Dividends to Holdings for the purpose of enabling Holdings to pay management fees from time to time to the Permitted Holders; provided that such Dividends, together with the management fees paid by the Borrower pursuant to Section 6.07(d), shall not exceed $2,000,000 in any fiscal year;

                  (i) the Borrower may make the Permitted Redemption; and

                  (j) so long as no Event of Default described in clauses (b),
         (c), (h) or (g) of Article VII shall have occurred, the Borrower may pay cash dividends to Holdings at any time prior to June 30, 2001 for the purpose of enabling Holdings to pay transaction fees to the Permitted Holders; provided that such Dividends, together with the transaction fees paid by the Borrower pursuant to Section 6.07(f) shall not exceed $6,000,000,

         SECTION 6.07. Transactions with Affiliates. Except for transactions among the Borrower and the Subsidiary Guarantors, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Holdings or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm's-length transaction with a person other than an Affiliate, except that:

                  (a) Dividends may be paid to the extent provided in Section 6.06;

                  (b) loans may be made and other transactions may be entered into between and among the Borrower, Holdings, the Subsidiaries and their respective Affiliates to the extent permitted by Sections 6.01 and 6.04;

                  (c) customary fees may be paid to non-officer directors of Holdings;

                  (d) so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may pay management fees to Holdings from time to time in an amount, together with the cash Dividends made by the Borrower pursuant to Section 6.06(h), not in excess of $2,000,000 in any fiscal year;

                  (e) the Recapitalization and the Merger may be effected and any transaction or payment pursuant to the Recapitalization Agreement as in effect on the Closing Date may be entered into or made;

                  (f) so long as no Event of Default described in clauses (b),
         (c), (h) or (g) shall have occurred the Borrower may pay transaction fees to Holdings in an amount, together with the cash Dividends made by the Borrower pursuant to Section 6.06(j), not in excess of $6,000,000;

                  (g) fees may be paid to CSC, FP or any of their respective affiliates from time to time for financial, consulting and underwriting services which do not exceed the usual and customary fees of CSC, FP or their respective affiliates for similar services provided to other customers.

         SECTION 6.08. Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ended during any period set forth below to be less than the ratio set forth opposite such period below:

-------------------------------------------------------------------
              Period                                       Ratio
-------------------------------------------------------------------
January 1, 2001 to September 30, 2001                   1.75 to 1.0
-------------------------------------------------------------------
October 1, 2001 to December 31, 2002                    2.00 to 1.0
-------------------------------------------------------------------
January 1, 2003 to December 31, 2003                    2.50 to 1.0
-------------------------------------------------------------------
January 1, 2004 and thereafter                          3.00 to 1.0
-------------------------------------------------------------------

; provided, however, that, at any time the Permitted Subordinated Debt Condition applies, the applicable periods and ratios shall be as set forth below:

-------------------------------------------------------------------
              Period                                       Ratio
-------------------------------------------------------------------
January 1, 2001 to September 30, 2001                   1.10 to 1.0
-------------------------------------------------------------------
October 1, 2001 to September 30, 2002                   1.15 to 1.0
-------------------------------------------------------------------
October 1, 2002 to December 31, 2003                    1.20 to 1.0
-------------------------------------------------------------------
January 1, 2004 and thereafter                          1.50 to 1.0
-------------------------------------------------------------------

         SECTION 6.09. Maximum Leverage Ratio. Permit the Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

------------------------------------------------------------------
              Period                                      Ratio
------------------------------------------------------------------
January 1, 2001 to December 31, 2002                   2.00 to 1.0
------------------------------------------------------------------
January 1, 2003 to December 31, 2003                   1.75 to 1.0
------------------------------------------------------------------
January 1, 2004 and thereafter                         1.50 to 1.0
------------------------------------------------------------------

; provided, however, that at any time the Permitted Subordinated Debt Condition applies, the applicable periods and ratios shall be as set forth below:

                                                                              73

------------------------------------------------------------------
              Period                                      Ratio
------------------------------------------------------------------
January 1, 2001 to December 31, 2001                   3.50 to 1.0
------------------------------------------------------------------
January 1, 2002 to December 31, 2002                   3.25 to 1.0
------------------------------------------------------------------
January 1, 2003 to December 31, 2003                   3.00 to 1.0
------------------------------------------------------------------
January 1, 2004 to December 31, 2004                   2.75 to 1.0
------------------------------------------------------------------
January 1, 2005 and thereafter                         2.50 to 1.0
------------------------------------------------------------------

         SECTION 6.10. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements, etc. (i) amend or modify, or permit the amendment or modification of, any provision of any Permitted Subordinated Debt or Other Subordinated Debt or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to Permitted Subordinated Debt or Other Subordinated Debt which do not in any way materially adversely affect the interests of the Lenders, (ii) make (or give any notice in respect of) any payment of any nature whatsoever (whether principal, interest or otherwise) with respect to, or any payment (including any prepayment) on or redemption or acquisition for value of any Permitted Subordinated Debt (except that, so long as no Default or Event of Default has occurred and is continuing, Holdings may use the portion of Net Cash Proceeds from a Public Equity Offering not required to be to be applied to prepay Term Loans pursuant to Section 2.12(c) to prepay, redeem or acquire for value any Permitted Subordinated Debt, provided that the portion of any such Net Cash Proceeds required to be applied to prepay Term Loans pursuant to Section 2.12(c) are so applied) or any Other Subordinated Debt, (iii) amend or modify, or permit the amendment or modification of any Transaction Document, or any Tax Sharing Agreement, in each case except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Lenders or (iv) amend, modify or change its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-laws, or any agreement entered into by it, with respect to its capital stock (including any shareholders' agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications or changes or any such new agreements which do not in any way materially adversely affect in any material respect the interests of the Lenders; provided that nothing in this clause (iv) shall prevent Holdings or any of its Subsidiaries from amending its Certificate of Incorporation or By-laws to provide indemnification to any officer or director of Holdings or any such Subsidiary to the maximum extent permitted by the law of its jurisdiction of incorporation; and provided further that Holdings may issue such capital stock as is not prohibited by Section 6.12 and may amend its Certificate of Incorporation to authorize any such capital stock.

         SECTION 6.11. Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any of the Borrower's Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of the Borrower's Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (vi) customary provisions restricting assignment of any agreement entered into by the Borrower or a Subsidiary of the Borrower in the ordinary course of business, (v) any holder of a Lien permitted by Section 6.02 may restrict the transfer of the asset or assets subject thereto, (vi) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement, (vii) any restriction relating to Indebtedness of a Subsidiary and existing at the time it became a Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower or any Subsidiary, and (viii) any restrictions with respect to assets contractually committed to be sold as long as such sale is otherwise permitted by this Agreement.

         SECTION 6.12. Limitation on Issuance of Capital Stock. (a) With respect to Holdings, issue any capital stock that is not Qualified Capital Stock.

         (b) Holdings will not permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors and to satisfy national citizenship requirements to the extent required by applicable law, and (iv) Subsidiaries of the Borrower formed after the Closing Date pursuant to Section 6.13 may issue capital stock to the Borrower or the respective Subsidiary of the Borrower which is to own such stock. All capital stock issued in accordance with this Section 6.12(b) shall, to the extent required by the Pledge Agreement, be delivered to the Collateral Agent for pledge pursuant to the Pledge Agreement.

         SECTION 6.13. Limitation on Creation of Subsidiaries; Immaterial Subsidiaries. (a) Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that the Borrower may establish or create one or more Wholly Owned Subsidiaries of the Borrower without such consent so long as (a) 100% of the Equity Interests of any new Domestic Subsidiary (or all Equity Interests of any new Foreign Subsidiary which is owned by any Loan Party, except that not more than 65% of the voting stock of any such Foreign Subsidiary shall be required to be so pledged) is upon the creation or establishment of any such new Subsidiary pledged and delivered to the Collateral Agent for the benefit of the Secured Parties under the Pledge Agreement and (b) upon the creation or establishment of any such new Domestic Subsidiary such Domestic Subsidiary becomes a party to the applicable Security Documents in accordance with Section 5.11 and the other Loan Documents.

         (b) Make any capital contributions to, transfer any assets to or otherwise invest in any Immaterial Subsidiary, or permit any Immaterial Subsidiary to conduct any business or incur any Indebtedness that would result in such Immaterial Subsidiary losing its status as an Immaterial Subsidiary pursuant to the definition of Immaterial Subsidiary unless such

Subsidiary, in the case of any Domestic Immaterial Subsidiary, shall have become a party to the Security Documents and 100% of its Equity Interests have been pledged to secure the Obligations or, in the case of any Foreign Immaterial Subsidiary, 65% of its Equity Interests have been pledged to secure the Obligations.

         SECTION 6.14. Business. (a) With respect to Holdings, engage in any business activities or have any assets or liabilities, other than (i) its ownership of the capital stock of the Borrower and liabilities incident thereto, including its liabilities pursuant to the Pledge Agreement and its guarantee pursuant to the Parent Guarantee Agreement, (ii) its obligations, if any, pursuant to Permitted Subordinated Debt, (iii) its employment of members of management of the Borrower, (iv) its rights and obligations under the Recapitalization Agreement, the Shareholder's Agreement and any agreement relating to the payment of fees permitted to be paid pursuant to Section 6.07(d), and (iv) its rights and obligations pursuant to employment arrangement, pension plans, stock options, stock ownership plans and other employee benefit plans.

         (b) With respect to the Borrower and its Subsidiaries, engage (directly or indirectly) in any business other than the business in which the Borrower and its Subsidiaries are engaged on the Closing Date and other businesses reasonably related thereto.

         SECTION 6.15. Fiscal Year. With respect to Holdings and the Borrower, change its fiscal year-end to a date other than the December 31.

                                   ARTICLE VII

                                Events of Default

         In case of the happening of any of the following events ("Events of Default"):

                  (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

                  (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

                  (c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

                  (d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

                  (e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied or shall not be waived for a period of 20 days after written notice thereof from the Administrative Agent or any Lender to the Borrower;

                  (f) Holdings, the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Material Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness to become due prior to its stated maturity;

                  (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (h) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above,
         (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or
         (vii) take any action for the purpose of effecting any of the foregoing;

                  (i) one or more judgments for the payment of money in an aggregate amount in excess of $3,000,000 shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

                  (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $3,000,000;

                  (k) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement and except to the extent that such loss (i) is covered by a lender's title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy or (ii) would not, together with all such losses, result in Collateral having a fair market value in excess of $1,000,000 ceasing to be so subject;

                  (l) any of the Obligations shall cease to constitute "Senior Indebtedness" under and as defined in the definitive documentation for the Permitted Subordinated Debt, if any such Indebtedness is outstanding;

                  (m) there shall have occurred a Change in Control; or

                  (n) any guarantee under the Guarantee Agreements of the Obligations of the Borrower, for any reason other than the satisfaction in full of all Obligations (other than indemnification obligations not due and payable), shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void, or any Loan Party shall deny in writing that it has any further liability, including without limitation with respect to future advances by the Lenders, under any Loan Document to which it is a party;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
(i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

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                                  ARTICLE VIII

                The Administrative Agent and the Collateral Agent

         Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and Collateral Agent (for purposes of this Article VIII, the term "Agent" shall mean the Administrative Agent or the Collateral Agent or both, as the context may require) as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

         The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

         The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,
(b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in
Section 9.08), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or wilful misconduct. The Agent shall not be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by Holdings, the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into
(i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

         The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.

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                                                                              79

The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

         Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Indemnitees in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

         Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

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                                                                              80

                                   ARTICLE IX

                                  Miscellaneous

         SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

                  (a) if to the Borrower or Holdings, to it at 16644 West Bernardo Drive, Suite 301, San Diego, CA 92127, Attention of Michael C. Reilly, Treasurer (Fax No. (858) 521-3781) with a copy to 2300 Buckskin Road, Pocatello, ID 83201, Attention of Brent D. Jensen, VP & Controller (Fax No. (208) 234-6841);

                  (b) if to the Administrative Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, New York 10010, Attention of Agency Administration (Fax No. (212) 325-8304); and

                  (c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

         SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

         SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

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                                                                              81

         SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

         (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate or Related Fund of such Lender, (x) the Borrower and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided, however, that the consent of the Borrower shall not be required to any such assignment during the continuance of any Event of Default described in subsection (g) or (h) of Article VII and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (A) $2,500,000, in the case of Revolving Loans and/or Commitments, and (B) $1,000,000, in the case of Term Loans and/or Term Loan Commitments (or, if less, the entire remaining amount of such Lender's Commitment) or such lesser amount as the Borrower and the Administrative Agent may from time to time agree (such agreement to be conclusively evidenced by the execution of the related Assignment and Acceptance), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together (except in the case of an assignment to an Affiliate or a Related Fund) with a processing and recordation fee of $3,500 and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and
(B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

         (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the

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performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

         (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) above and, if required, the written consent of the Borrower, the Swingline Lender, the Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders, the Swingline Lender and the Issuing Bank. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

         (f) Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole

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                                                                              83

right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date pursuant to Section 2.11 or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or all or substantially all of the Collateral).

         (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to
Section 9.17.

         (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

         (i) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that
(i) nothing herein shall constitute a commitment by any SPC to make any Loan and
(ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

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                                                                              84

         (j) Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

         (k) In the event that Standard & Poor's Ratings Group, Moody's Investors Service, Inc., and Thompson's BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request the Borrower to use its reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

         SECTION 9.05. Expenses; Indemnity. (a) The Borrower and Holdings agree, jointly and severally, to pay all out-of-pocket expenses (i) incurred by the Administrative Agent, the Collateral Agent, the Swingline Lender and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or (ii) incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

         (b) The Borrower and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim, litigation, investigation or proceeding (whether or not any Indemnitee is a party thereto) relating to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby,

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                                                                              85

(ii) the use of the proceeds of the Loans or issuance of Letters of Credit or
(iii) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

         (c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

         (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

         (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

         SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN

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                                                                              86

ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

         (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date pursuant to
Section 2.11 or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of the Commitment Fees of any Lender without the prior written consent of such Lender,
(iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section 9.08, the definition of the term "Required Lenders" or release any Guarantor (other than in connection with a transaction permitted hereunder) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Term Loans or Revolving Loans (as used in this Section, each a "Class" of Loans) differently from the rights in respect of payments due to Lenders holding the other Class of Loans without the prior written consent of Lenders holding a majority of the aggregate outstanding principal amount of the Loans (or, if no Revolving Loans are outstanding, the Revolving Commitments) of the adversely affected Class of Loans, or (v) amend or modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, respectively. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, Holdings, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Collateral Agent, Issuing Bank or the Swingline Lender) if (i) by the terms of such agreement the Commitments of each Lender not consenting to the amendment shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

         SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section
9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

         SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders, any rights remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

         SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

         SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby

(it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section
9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

         SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that, to the extent permitted by law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.

         (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 9.16. Confidentiality. The Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information,

(b) to a potential assignee or participant of such Lender or any direct or indirect contractual counterparty in any swap agreement relating to the Loans or such potential assignee's or participant's or counterparty's advisors who need to know such Information (provided that any such potential assignee or participant or counterparty shall, and shall use its best efforts to cause its advisors to, keep confidential all such information on the terms set forth in this Section 9.17, (c) to the extent requested by any regulatory authority, (d) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (e) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.17 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or the Collateral Agent on a nonconfidential basis from a source other than the Borrower or Holdings. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender based on any of the foregoing) that are received from the Borrower or Holdings and related to the Borrower or Holdings, any shareholder of the Borrower or Holdings or any employee, customer or supplier of the Borrower or Holdings, other than any of the foregoing that were available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by the Borrower or Holdings, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. The provisions of this Section 9.17 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      AMI MERGER COMPANY, INC.,

                                      by: /s/ H. Gene Patterson
                                          ______________________________________
                                          Name: H. Gene Patterson
                                          Title: President

                                      AMI SPINCO, INC.,

                                      by: /s/ H. Gene Patterson
                                          ______________________________________
                                          Name: H. Gene Patterson
                                          Title: President

                                      CREDIT SUISSE FIRST BOSTON,
                                      individually, and as Administrative Agent,
                                      Collateral Agent, Swingline Lender and an
                                      Issuing Bank,

                                      by: /s/ Julia P. Kingsbury
                                          ______________________________________
                                          Name: Julia P. Kingsbury
                                          Title: Vice President

                                      by: /s/ William S. Lutkins
                                          ______________________________________
                                          Name: William S. Lutkins
                                          Title: Vice President

                                      THE CHASE MANHATTAN BANK

                                      by: /s/ Edmond DeForest
                                          ______________________________________
                                          Name: Edmond DeForest
                                          Title: Vice President

                                SCHEDULE 1.01(a)

                              MORTGAGED PROPERTIES

2300 Buckskin Road, Pocatello, Idaho 83201 (Bannock Country) (being the same land described on Schedule A to that certain commitment for Title Insurance of Old Republic National Title Insurance Company (No. 56313) dated December
5, 2000, together with buildings and other improvements located thereon.

                                SCHEDULE 1.01(b)

                              SUBSIDIARY GUARANTORS

None.

                                SCHEDULE 1.01(c)

                                  EXISTING DEBT

The aggregate amount of indebtedness (including accrued but unpaid interest) of $72,200,000 of Spinco outstanding under:

1. the Promissory Note dated July 29, 2000 from Spinco in favor of GA-TEK Inc. in the principal amount of $32.0 million;

2. the Promissory Note dated July 29, 2000 from Spinco in favor of GA-TEK Inc. in the principal amount of $33.0 million; and

3. the Promissory Note dated July 29, 2000 from Spinco in favor of GA-TEK Inc. in the principal amount of $25.0 million.

                                 SCHEDULE 2.01

                                  COMMITMENTS

--------------------------------------------------------------------------
                                REVOLVING       TERM LOAN         TOTAL
           LENDER              COMMITMENT      COMMITMENT      COMMITMENT
--------------------------------------------------------------------------
CREDIT SUISSE FIRST BOSTON     $41,250,000    $ 96,250,000    $137,500,000
--------------------------------------------------------------------------
THE CHASE MANHATTAN BANK       $33,750,000    $ 78,750,000    $112,500,000
==========================================================================
TOTAL COMMITMENT               $75,000,000    $175,000,000    $250,000,000
==========================================================================

                                SCHEDULE 3.07(a)

                              CERTAIN TITLE MATTERS

1. Liens and other matters described on Schedule B to that certain commitment for Title Insurance of Old Republic National Title Insurance Company (No. 56313) dated December 5, 2000.

                                SCHEDULE 3.07(c)

                             CONDEMNATION PROCEEDINGS

None.

                                  SCHEDULE 3.08

                                  SUBSIDIARIES

Upon consummation of the Transaction:

----------------------------------------------------------------------
   SUBSIDIARY                PERCENTAGE OWNERSHIP INTEREST OF HOLDINGS
----------------------------------------------------------------------
AMI Spinco, Inc.                                100%
----------------------------------------------------------------------

----------------------------------------------------------------------
   SUBSIDIARY                  PERCENTAGE OWNERSHIP INTEREST OF SPINCO
----------------------------------------------------------------------
AMI (Philippines), Inc             100% (including nominal shares)
----------------------------------------------------------------------
AMI Japan Co., Ltd.                100%
----------------------------------------------------------------------
American Microsystems (AMI)        100%
GmbH
----------------------------------------------------------------------
Focus Semiconductor, Inc.          100%
----------------------------------------------------------------------

                                  SCHEDULE 3.09

                                   LITIGATION

1. Potential Claim of IC Works, Inc., against Spinco's subsidiary, Focus Semiconductor, Inc., as referenced in that certain Response to Audit Inquiry Letter, dated November 30, 2000, by Hawley Troxell Ennis & Hawley LLP.

2. Potential Patent Claim of Integrated Circuit Systems, Inc., against Spinco pertaining to U.S. Patent Nos. 5,036,216 and 5,703,537, as referenced in that certain Response to Audit Inquiry Letter, dated November 30, 2000, by Hawley Troxell Ennis & Hawley LLP.

3. Potential Claim of Lanoptics Ltd. against Vectronics Ltd., American Microsystems (AMI) GmbH, and Spinco, as referenced in that certain Response to Audit Inquiry Letter, dated November 30, 2000, by Hawley Troxell Ennis & Hawley LLP.

4. Potential Patent Claim of Dr. Chou H. Li, against Spinco pertaining to U.S. Patent No. 4,946,800 and related patent applications, as referenced in that certain Response to Audit Inquiry Letter, dated November 30, 2000, by Hawley Troxell Ennis & Hawley LLP.

5. Potential Claim by Mountain Engineering II, Inc. against Spinco, as referenced in that certain Response to Audit Inquiry Letter, dated November 30, 2000, by Hawley Troxell Ennis & Hawley LLP.

6. Intelligent Information Systems Ltd. v. Vectronics Ltd. and American Microsystems, Inc., (In the District Court in Tel Aviv-Jaffa, Israel), as referenced in that certain Response to Audit Inquiry Letter, dated November 30, 2000, by Hawley Troxell Ennis & Hawley LLP.

7. Spinco is currently being audited by the State of California for the period October 1, 1991 through December 31, 1999 for matters involving the payments of sales and use taxes.

8. Spinco is currently being audited by the State of Idaho for the period December 1, 1995 through July 31, 1999 for matters involving the payments of sales and use taxes.

9. Office of Defense Trade Controls has expressed that it had reason to believe that Spinco violated Section 38 of the Arms Export Control Act and Section 127.1 of the International Traffic Arms Regulations based on Spinco's voluntary disclosure letters, dated February 8, 1996, May 8, 1996, October 3, 1996 and September 3, 1998 and based on its Compliance and Enforcement Branch Case No E-96-135 examination.

                                  SCHEDULE 3.17

Pocatello, Idaho

1. Based on the storage capacity for diesel fuel on-site, the facility is required pursuant to 40 CFR Section 112.3 to prepare a Spill Prevention Control and Countermeasure ("SPCC") Plan. The facility does not currently have an SPCC plan. It is likely that the SPCC plan would result in needing to add secondary containment around a 250 gallon diesel fuel tank present on the property.

2. Based on the SIC code of the facility, AMI should submit a No Exposure Exclusion certification indicating it is not required to obtain a stormwater permit.

Former Santa Clara, California Facility Clean-up

3. The Company is required pursuant to an order issued by the San Francisco Bay Regional Water Quality Control Board ("RWQCB") to clean-up trichloroethene ("TCE")-contaminated groundwater at its former Santa Clara manufacturing facility. The company is currently pumping and treating contaminated groundwater in three groundwater zones, the perched zone, the "A" zone and the "B" zone. It is anticipated that this pump and treat will continue for the foreseeable future. A deeper groundwater zone, the "C" zone, is used as a potable source of water in the area and is monitored by the Company. Contamination has not been identified in the "C" zone above regulatory levels. The company also recently completed treatment of a more highly-contaminated area of the site by treating the area with potassium permanganate (the "source area remediation"). The preliminary results of the source area remediation are currently under review by the RWQCB and the Company is in the process of preparing a final report documenting the results of this action.

Bannock County Landfill, Pocatello

4. Prior to 1978, AMI disposed various solvents at the Bannock County Landfill (aka Fort Hall Mine Landfill). Perchloroethylene and TCE leaching from the landfill have allegedly impacted Pocatello's water supply wells. It is unknown if AMI utilized these solvents or others which may be of concern; however, the company indicated that it had disposed of A-30 and other solvents at this site until 1978. Since 1978, there has been several newspaper articles linking AMI to the to the solvent contamination; however, no action related to the landfill has ever been brought against AMI. In 1993, Bannock County, the owner of the landfill, entered into a consent order with the Idaho Department of Environmental Quality ("IDEQ") to investigate the landfill. To date, the county has performed a three phase investigation of the site. The IDEQ is currently requiring the county to prepare a feasibility study to evaluate what type of cleanup should be conducted at the site. According to the IDEQ, it is likely that the actions will involving cleaning up hot spots at the landfill and pumping and treating contaminated groundwater.

Paranaque, Metro Manila, Philippines Facility

5. Prior to 1995, wastewater associated with the now discontinued assembly process was discharged to septic tanks prior to treatment and discharge to the municipal sewer. Sludge collected in those septic tanks was shipped to UK as a "toxic sludge" for disposal. Although no the company is not aware of any releases from these tanks or associated piping, the integrity of the tanks has not been determined and no soil or groundwater sampling has been performed in the vicinity of the tanks.

                                  SCHEDULE 3.18

                                    INSURANCE

NATIONAL UNION FIRE INSURANCE COMPANY
Insured: AMI Spinco, Inc.
Policy#: PR8362965
Period: December 20, 2000 - December 21, 2001
Coverage: Expropriation & Confiscation, Nationalization, Requisition & Sequestration, Selective Discrimination, Forced Divestiture Abandonment, Inability to Export

UNDERWRITER'S AT LLOYDS & VARIOUS NON-ADMITTED ALIEN INSURERS IN LONDON, ENGLAND
Insured: AMI Spinco, Inc.
Policy#: AF003827
Period: November 15, 2000 - November 15, 2001
Coverage: Aviation Products, Completed Operations & Grounding

KEMPER INDEMNITY INSURANCE COMPANY
Insured: AMI Spinco, Inc.
Policy#:3DP00120800
Period: July 31, 2000 - July 31, 2001
Coverage: Directors & Officers

ST. PAUL INSURANCE
Insured: AMI Spinco, Inc.
Policy#: TE06102006
Period: September 25, 2000 - September 25, 2001
Coverage: Professional Errors & Omissions

AMERICAN INTERNATIONAL SPECIALITY LINES INSURANCE CO.
Insured: AMI Spinco, Inc.
Policy#: 00278777
Period: September 25, 2000 - September 25, 2001
Coverage: Internet Media

ROYAL INSURANCE COMPANY OF AMERICA
Insured: AMI Spinco, Inc.
Policy #: PTS 463346, PTS 463347, PTQ 463348, PTC 453345
Period: December 21, 2000 - December 21, 2001
Coverage: General, Automobile, Excess Umbrella, Workers Compensation, Employers' Liability

FEDERAL INSURANCE CO
Insured: AMI Spinco, Inc.
Policy #: 93630316
Period: December 21, 2000 - December 21, 2001
Coverage: Excess Liability

GULF INSURANCE CO
Insured: AMI Spinco, Inc.
Policy #: TBD
Period: December 21, 2000 - December 21, 2001
Coverage: Excess Liability

KEMPER INDEMNITY INSURANCE COMPANY
Insured: AMI Spinco, Inc.
Policy #: 4YY 000404
Period: July 1, 1999 - July 1, 2001
Coverage: Environmental

LLOYDS OF LONDON
Insured: AMI Spinco, Inc.
Policy #: SCC 01289900
Period: December 21, 2000 - December 21, 2001
Coverage: Special Risk

CHUBB GROUP OF INSURANCE COS.
Insured: AMI Spinco, Inc.
Policy #: 8181-5163
Period: December 21, 2000 - December 21, 2001
Coverage: Fiduciary

CONTINENTAL CASUALTY CO
Insured: AMI Spinco, Inc.
Policy #: 169737033
Period: December 21, 2000 - December 21, 2001
Coverage: Crime

THE NISSAN FIRE & MARINE INSURANCE COMPANY, LTD.
Insured: AMI Spinco, Inc.
Policy #: USB-00-80
Period: December 21, 2000 - Until Cancelled
Coverage: Marine Open Cargo including warehouses

ROYAL INDEMNITY COMPANY
Insured: AMI Spinco, Inc.
Policy #: RIW 004455
Period: December 21, 2000 - December 21, 2001
Coverage: "All Risk" Property, Real and Personal and Business Interruption

ROYAL INSURANCE COMPANY OF AMERICA
Insured: AMI Spinco, Inc.
Policy #: PIB 010550
Period: December 21, 2000 - December 21, 2001
Coverage: General Foreign

ROYAL INSURANCE COMPANY OF AMERICA
Insured: AMI Spinco, Inc.
Policy #: PIH006136
Period: December 21, 2000 - December 21, 2001
Coverage: Public/Products Liability

ROYAL INSURANCE COMPANY OF AMERICA
Insured: AMI Spinco, Inc.
Policy #: PIH006135
Period: December 21, 2000 - December 21, 2001
Coverage: Public/Products Liability and EIL

                                SCHEDULE 3.19(d)

                             MORTGAGE FILING OFFICES

Recorder's Office for Bannock County, Idaho.

                                SCHEDULE 3.20(a)

                           REAL PROPERTY OWNED IN FEE

2300 Buckskin Road, Pocatello, Idaho 83201 (Bannock County) (being the same land described on Schedule A to that certain commitment for Title Insurance of Old Republic National Title Insurance Company (No. 56313) dated December
5, 2000, together with buildings and other improvements located thereon.

                                SCHEDULE 3.20(b)

                              LEASED REAL PROPERTY

1. Lease Agreement, for premises located at Fairway Crossing Office Park, 6640 Gunpark Drive, Boulder, Colorado, by and between Spinco (as Lessee) and Spectrum Building Enterprises, Inc. (as Lessor), expiration date August 31, 2004.

2. Lease Agreement, for premises located at Dominion Plaza West, 17304 Preston Road, Dallas, Texas, by and between Spinco (as Lessee) and CMD Realty Investment Fund, L.P. (as Lessor), expiration date May 31, 2004.

         Article 13(D) of this Lease Agreement provides that after thirty days of receiving notice of Lessee's intent to transfer the lease, the Lessor may give notice of intent to recapture the premises

3. Lease Agreement, for premises located at One Corporate Center 111, Edina, Minnesota, by and between Spinco (as Lessee) and McNeil Real Estate Fund XXVII, L.P. (as Lessor), expiration date September 30, 2002.

         Tenant's Estoppel Certificate, dated December 1, 1999.

         Commercial Tenant Estoppel Certificate, dated December 2, 1999.

4. Lease Agreement, for premises located at 16644 West Bernardo Drive, San Diego, California, by and between Spinco (as Lessee) and West Ridge, LLC (as Lessor), expiration date June 30, 2005.

         Subordination, Non-Disturbance, and Attornment Agreement, by and between Spinco (as Lessee) California Bank & Trust (as BANK), dated February 18, 2000.

         First Amendment to Lease, dated May 4, 2000.

5. Lease Agreement, for premises located at 13891 Newport Avenue, Suite 150, Tustin, California, by and between Spinco (as Lessee) and Tustin Plaza Partners (as Lessor), expiration date July 3, 2001.

6. Lease Agreement, for premises located at 1130 Kildaire Farm Road, Suite 220, Cary, North Carolina, by and between GA-TEK, Inc. (d/b/a American Microsystems, Inc.) (as Lessee) and Edwards Group (as Lessor), expiration date March 31, 2002.

7. Lease Agreement, for premises located at Garn Office Building, 677 East 700 South, American Fork, Utah, by and between Spinco (as Lessee) and Holbrook Properties, LLC (as Lessor), expiration date April 30, 2001.

8. Lease Agreement, for premises located at Andover Tech Center, One Tech Drive, Suite 130, Andover, Massachusetts 01810, by and between Spinco (as Lessee) and MGI One Tech Andover Corp. (as Lessor), expiration date December 31, 2002.

         Tenant Estoppel Certificate; dated September 7, 2000.

         Tenant Estoppel Certificate, dated April 13, 1999.

         Tenant Estoppel Certificate, dated July 29, 1997.

9. Lease Agreement, for premises located at 101 Airport North Office Park, Fort Wayne, Indiana 46825, by and between Spinco (as Lessee) and B & R Real Estate (as Lessor), expiration date March 31, 2002.

10. Lease Commencement Letter, for premises located at 768 North Bethlehem Pike, Gwynedd Office Park, Suite 301, Lower Gwynedd, Pennsylvania 19002-2659, by and between Spinco (as Lessee) and Gwynedd Office Park Associates, L.P. (as Lessor), expiration date February 3, 2003.

         Fifth Amendment of Lease, dated January 4, 2000.

         Fourth Amendment of Lease, dated April 6, 1998.

         Third Amendment of Lease, dated January 31, 1998.

         Second Amendment of Lease, dated June 30, 1997.

         First Amendment of Lease, dated February 23, 1997.

11. Option Renewal Agreement, for premises located at 210 Summit Avenue, Building A, Second Floor, Montvale, New Jersey 07645, by and between Spinco (as Lessee) and The 210 Summit Avenue Company (as Lessor) expiration date July 31, 2002.

         Renewing that certain Lease Agreement, dated July 8, 1993, by and between Spinco (the Lessee) and James S. McEntegart, T/A, the 210 Summit Avenue Company (as Lessor).

         Lease Extension Agreement, by and between Spinco (as Lessee) and The 210 Summit Avenue Company (as Lessor), expiration date July 1, 2002.

12. Lease Agreement, for premises located at Sweet Avenue and Highway 95, at the Business Technology Incubator, 121 Sweet Avenue, Moscow, Idaho 83843-2286, by and between Spinco (as Lessee) and the Regents of the University of Idaho (as Lessor), expiration date September 4, 2000.

         Amendment to Tenant Lease, undated.

13. Lease Agreement, for premises located at 150 N. 3rd Avenue (3 floors, South wing), Pocatello, Idaho 83201, by and between Spinco (as Lessee) and JVAR International, Inc.(as Lessor), expiration date October 31, 2002.

14. Lease Agreement; for premises located at Center 151, 151 N. 3rd Street, Pocatello, Idaho 83201, by and between Spinco (as Lessee) and Pocatello Investment Partnership (as Lessor), expiration date May 31, 2002.

15. Apartment Lease Agreement, for premises located at Marina Playa Apartments, 3500 Granada Avenue #212, Santa Clara, California 95051, by and between Spinco (as Lessee) and Marina Playa Apartments (as Lessor), expiration date June 30, 2001.

         Apartment Lease, Agreement, by and between Paulraj Johnson and Govindan Arunachalam (the Lessees) and Marina Playa Apartments (the Lessor) Apartments (the Lessor).

16. Rental Agreement, for premises located at 1050 Benton Street, Apartment 2214, Santa Clara, California 95050, by and between Spinco (as Lessee) and Park Central Apartments (as Lessor), expiration date June 30, 2001.

17. Office Building Lease, for premises located at 11731 Technology Drive, Suite 500, San Jose, California 95110, by and between Spinco (as Lessee) and The Concourse Joint Venture (as Lessor), expiration date January 31, 2002.

18. Shopping Center Lease, for premises located at 18711 Tifenni, Suite A, Twain Harte, VA 95383, by and between Spinco (as Lessee) and Twain Harte Center Investors (as Lessor), month to month.

19. Lease Agreement, for premises located at 22960 Vantage Point Drive, Twain Harte, California 95383, by and between Spinco (as Lessee) and H. Randolph Holder (as Lessor), expiration date June 3, 2003 (monthly payment does not exceed $5,000.00).

20. Lease Agreement, for the premises known as Suite 1000, 1250 West Northwest, Highway Suite 100, Palatine, Illinois 60067 by and between Spinco (as Lessee) and Nooney Inc. (as agent for the owner), expiration date June 30, 2002.

21. Office Lease (Germany), for the premises located at Bertolt-Brecht Allee 22, D-01309 Dresden, Germany, by and between American Microsystems (AMI) GmbH (as Lessee) and Wolfgang Rueck (as Lessor), expiration date November 11, 2003.

22. Contract of Lease, executed as of November 20, 1985, for the premises known as a parcel of land situated at Paranaque, Metro Manila, Philippines, by and between AMI (Philippines), Inc. (as Lessee) and Solemar Development Corporation (as Lessor) (expires after 25 years).

         First Supplemental and Amended Agreement, dated as of July 10, 1985, by and between Solemar Development Corporation and AMI (Philippines), Inc.

23. Lease Agreement, for the premises known as Ootsu Building, Second Floor, office section 202, Toshima-ku, Kita Ootsuka 1-13-15, Tokyo, Japan, dated as of June 30, 1999, by and between AMI Japan Co., Ltd. (as Lessee), Mistubishi Chijo Corporation (as Property Manager) and Musashi Gakuen (as Property Owner) (monthly payment does not exceed $10,000.00)

24. Spinco, by and through its wholly-owned subsidiary American Microsystems (AMI) GmbH, provides facilities for Trevor Collins (United Kingdom) in an amount that does not exceed $5,000 00 per month.

                                SCHEDULE 4.02(a)

                               OTHER LOCAL COUNSEL

Hawley Troxell Ennis & Hawley LLP
333 S. Main Street
P.O. Box 100
Pocatello, ID 83204

                                SCHEDULE 4.02(p)

                             CONSENTS AND APPROVALS

1. Cascade Design Automation Corporation (purchased by Duet), Software License Agreement, dated February 3, 1997.

2. Franz, Inc., Franz Program Products Master License Agreement, dated May 35, 1993.

3.       LogicVision, Inc., Technology License Agreement, dated May 30, 1997.

4. Settlement Agreement, dated January 8, 1999, by and between Spinco and Lemelson Medical Education and Research Foundation (including Patent Licenses to Spinco).

5. Synopsys, Inc., Software Support Agreement, Agreement for Licensed Products; ASIC Partnership Agreement (includes Design Ware Subscription Addendum, dated June 3, 1984), dated May 30, 1991.

6. 3Soft Corporation (purchased by Mentor Graphics), MacroWare Library ASIC Vendor License (includes Supplemental Letter Agreement, dated March 29, 1995), dated March 22, 1995.

7.       Verplex Systems, Inc., Software License Agreement, dated November 30,
         1999.

8. Viewlogic Systems, Inc., License and Value Added Remarketer Agreement, dated December 21, 1990.

9. Zurich Design Laboratories, Inc., License Agreement (Reed-Solomon Device), June 1, 1995.

10. Office of Defense Trade Controls of US Department of State must be notified of circumstances regarding material changes in the ownership and other information contained in Spinco's registration statement.

11. Industrial Wastewater Discharge Permit #SC 3894, City of Pocatello Water Pollution Control Department dated July 1, 1996, expiration date July 1, 2001.

12.      Order #99-002, California Regional Water Quality, Control Board.
         This order deals with TCE in the perched zones and shallow aquifers directly under Spinco's former site and in off-site regions to the North and East. TCE is currently above the MCL of 5 ppb in much of the area. AMI currently is discharging water from its remediation system to Calabazas Creek in compliance with a general NPDES #CAG912003 and its order #99-051. The Remediation system also operates under the BAAQMD permit as Plant #7936 ID#7812.

13. U.S. Department of State, Application/License For Permanent Export of Unclassified Technical Date, issue date August 1, 2000, License No. 80019, expiration date August 1, 2004.

14. U.S. Department of State, Application/License For Permanent Export of Unclassified Technical Date, issue date March 29, 2000, License No. 790420, expiration date March 29, 2004.

25.      Lease Agreement, for premises located at 1130 Kildaire Farm Road,
         Suite 220, Cary, North Carolina, by and between GA-TEK, Inc. (d/b/a American Microsystsms, Inc.) (as Lessee) and Edwards Group (as Lessor), expiration date March 31, 2002.

                                  SCHEDULE 6.01

                    OUTSTANDING INDEBTEDNESS ON CLOSING DATE

1. The obligations to pay, in a principal amount of approximately $943,000, the former stockholders of Focus Semiconductor, Inc. pursuant to the Stock Purchase Agreement, dated April 9, 1997, by such stockholders and Spinco.

2. The payment obligations, in a principal amount of approximately $7,182,000, as set forth in those Hitachi related Agreements (translations), dated October 26, 1998 and October 1, 1999, respectively, by and between GA-TEK Inc. (d/b/a American Microsystems, Inc.) and Japan Energy Corporation.

3. The payment obligations, in a principal amount of approximately $939,000, under the Settlement Agreement, dated January 8, 1999, relating to the Lemelson Medical Education and Research Foundation.

                                  SCHEDULE 6.02

                         LIENS EXISTING ON CLOSING DATE

1. Liens and other matters described on Schedule B to that certain commitment for Title Insurance of Old Republic National Title Insurance Company (No. 56313) dated December 5, 2000.